AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 2004
                                                   REGISTRATION NO. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                ----------------


                              GLOBAL MATRECHS, INC.
                 ----------------------------------------------
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

    DELAWARE                           7371                    58-2153309
---------------                  -----------------          ----------------
(STATE OR OTHER                  (PRIMARY STANDARD          (I.R.S. EMPLOYER
JURISDICTION OF                     INDUSTRIAL               IDENTIFICATION
INCORPORATION OR                  CLASSIFICATION                 NUMBER)
 ORGANIZATION)                     CODE NUMBER)

                           90 GROVE STREET, SUITE 201
                              RIDGEFIELD, CT 06877
                                 (203) 431-6665
          -------------------------------------------------------------
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL SHEPPARD
                       CHIEF EXECUTIVE OFFICER, PRESIDENT,
                CHIEF FINANCIAL OFFICER, CHIEF OPERATING OFFICER
                           90 GROVE STREET, SUITE 201
                              RIDGEFIELD, CT 06877
                                 (203) 431-6665
            ---------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:
                             DAVID A. BROADWIN, ESQ.
                                 FOLEY HOAG LLP
                              155 SEAPORT BOULEVARD
                           BOSTON, MASSACHUSETTS 02210
                                 (617) 832-1000

                                ----------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
================================================================================

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF         AMOUNT TO BE      OFFERING PRICE      AGGREGATE                AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED (1)    PER SHARE (2)       OFFERING PRICE (2)    REGISTRATION FEE
===========================    ==============    ================    ==================    ================
Common Stock, par value
$.0001 per share                25,651,080            $0.09              $2,308,597            $292.50
===========================================================================================================


(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of determining our registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of our common stock on September 13, 2004, as reported over-the-counter on the OTC Bulletin Board by the National Association of Securities Dealers, Inc., of $0.10 and $0.08, respectively.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

            THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 16, 2004

PROSPECTUS

                        25,651,080 SHARES OF COMMON STOCK

                              GLOBAL MATRECHS, INC.

                               ___________________


            This prospectus covers the sale of up to 25,651,080 shares of our common stock. One of our stockholders, Brittany Capital Management Limited, is offering 25,000,000 of the shares covered by this prospectus, which it may acquire from time to time pursuant to its private equity credit agreement dated September 30, 2003 with us. This selling stockholder is an underwriter of these shares within the meaning of the Securities Act of 1933, as amended.

            Another of our stockholders, ECON Investor Relations, is offering 651,080 of the shares covered by this prospectus, which it acquired as partial consideration for investor relations services it has provided to us, and with respect to which shares it holds piggy-back registration rights.

            The selling stockholders may sell the common stock being offered by this prospectus from time to time (directly or through agents or dealers) on terms to be determined at the time of sale. The prices at which the selling stockholders may sell their shares may be determined by the prevailing market price for the shares or in negotiated transactions.

            The selling stockholders will receive all of the proceeds from the sales made under this prospectus. Accordingly, we will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

                               ___________________

            Our common stock is quoted on the OTC Bulletin Board by the National Association of Securities Dealers, Inc. under the symbol "GMTH." On September 14, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $0.07 per share.

                               ___________________

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
            SEE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                               ___________________

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ___________________



                The date of this prospectus is September __, 2004

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................10

USE OF PROCEEDS..............................................................10

MARKET RANGE FOR COMMON EQUITY  AND RELATED STOCKHOLDER MATTERS..............10

SELLING STOCKHOLDERS.........................................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................13

BUSINESS ....................................................................20

PROPERTY ....................................................................31

DIRECTORS AND EXECUTIVE OFFICERS.............................................31

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.............................32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............34

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES...................................................35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................36

DESCRIPTION OF SECURITIES....................................................36

PLAN OF DISTRIBUTION.........................................................42

AVAILABLE INFORMATION........................................................43

LEGAL MATTERS................................................................44

EXPERTS .....................................................................44

                               ___________________


            No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us.

            Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

            This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of what we discuss in this prospectus. In making a decision to invest in the common stock, you must rely on your own examination of our company and the terms of the offering and the common stock, including the merits and risks involved.

            We are not making any representation to you regarding the legality of an investment in the common stock by you under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

                               ___________________

            In this prospectus, "Global Matrechs," "the Company," "we," "us" and "our" refer to Global Matrechs, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires.

                               ___________________

                               PROSPECTUS SUMMARY

            THE FOLLOWING SUMMARY HIGHLIGHTS CERTAIN MATERIAL ASPECTS OF THE OFFERING FOR RESALE OF COMMON STOCK BY THE SELLING STOCKHOLDERS COVERED BY THIS PROSPECTUS BUT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US, OUR COMMON STOCK AND OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE "RISK FACTORS" BEGINNING ON PAGE 4.

BUSINESS

            Our current business relates to the development and sale of products derived from licenses obtained pursuant to our license agreement with Eurotech, Ltd., which we entered into on May 22, 2003.

            We historically derived revenue from professional web development services, software licensing, application development, insurance and securities sales commissions, hosting fees and transactions fees. We developed and marketed specialized software applications, products and services to enable financial institutions and their customers to use the Internet and intranets/extranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity.

            Effective May 31, 2004, we sold substantially all of our assets used in the operation of our hosting and web site maintenance business to Tulix Systems, Inc. As consideration for these assets, Tulix:

            o issued to us shares of its common stock that will represent 15% of its outstanding shares;

            o issued to us a secured promissory note for a principal amount of $70,000; and,

            o assumed certain obligations of ours, including certain accounts payable related to ongoing operations.

            Since the sale of our assets related to the hosting and website maintenance business, our assets primarily consist of these licenses from Eurotech.

THE OFFERING

ISSUER:                   Global Matrechs, Inc.

SECURITIES OFFERED:       25,651,080 shares of our common stock.

OTC SYMBOL:               GMTH

USE OF PROCEEDS:          We will not receive any of the proceeds from the sale
                          by any selling stockholders of the common stock.

OFFERING PRICE:           To be determined by the prevailing market price for
                          the shares at the time of the sale or in negotiated transactions.

RISK FACTORS:             You should read the "Risk Factors" section beginning
                          on page 4 (along with other matters referred to and incorporated by reference in this prospectus) to ensure that you understand the risks associated with an investment in our common stock.

TERMS OF THE SALE:        To be determined at the time of the sale.

TOTAL SHARES OF OUR
COMMON STOCK
OUTSTANDING AS OF
SEPTEMBER 15, 2004:       11,018,529

            PRIVATE EQUITY CREDIT AGREEMENT

            On September 30, 2003, we entered into a private equity credit agreement with Brittany Capital Management Limited, a limited liability company organized and existing under the laws of The Bahamas. Under the agreement, we may draw up to $10 million from the private equity line in exchange for shares of our common stock subject to certain conditions which are outside of the control of Brittany Capital Management. The purchases are to take place from time to time over the course of a commitment period extending 36 months after the effective date of this registration statement, under which we are registering for resale the shares we may put to Brittany pursuant to the agreement. The timing and amounts of the purchases by Brittany are at our sole discretion.

            Each draw under the private equity credit agreement is structured as a put option, wherein we force Brittany to purchase a number of shares of our common stock, after a discount to the market price is applied. Each share is sold at a price equal to the average of any three (not necessarily consecutive) closing bid prices of our common stock for the ten trading days immediately preceding the date of the draw, less a 9% discount. Over the course of the commitment period, we are required to draw down a minimum of $1 million from the credit line. If we draw a lesser amount, we must pay Brittany an amount equal to 9% of the difference between that amount and the minimum.

            Under our agreements with Brittany Capital, we have an obligation to notify them of, among other things, events that may adversely affect our business or financial condition. In the event we are compelled to disclose material information to Brittany Capital that is not yet ripe for public disclosure, we may suspend the sale by Brittany of common stock obtained pursuant to the equity line of credit. Any suspension can last no longer than 15 days, we may impose no more than four suspensions in any 12-month period, and no two periods of suspension may occur within 10 days of each other. If we impose a suspension in violation of any of these limitations, we will be required to pay Brittany 1.5% of the total cost of all common stock they hold at the time of the suspension for each fifteen day period of suspension or any portion thereof.

            In addition, if we impose a suspension within 15 trading days of a sale of common stock to Brittany under the private equity line of credit and our stock price declines during the period of the suspension, we will be required to issue to Brittany that number of additional shares of our common stock which, when combined with the shares purchased during the 15 trading days immediately preceding the suspension, will equal the number of shares Brittany would have received had the purchase been made at the conclusion of the suspension period (at the lower per share price).

            As consideration for services performed by Greenfield Capital Partners, LLC relating to the establishment of the private equity line with Brittany, we are required to pay Greenfield a finder's fee, in cash, equal to 1% of the amounts we draw down from the equity line.

            The principal conditions to our ability to draw under the private equity line are that:

            o the purchase cannot cause Brittany to beneficially own more than 9.9% of our outstanding common stock (according to the information available to us, as of September 15, 2004, Brittany owns 6.7% of our outstanding common stock); and

            o there shall have been no material adverse change in our business or financial condition since our most recent filing with the SEC.

            We intend to make sales under the private equity credit agreement from time to time in order to raise working capital on an "as needed" basis. Based on our current assessment of our financing needs, we intend to draw in excess of the $1 million minimum but less than the $10 million maximum under the private equity credit agreement. However, if our needs change, we may draw up to the $10 million maximum.

            In connection with this private equity credit agreement, we granted registration rights to Brittany Capital Management. No draws have been made and no shares have been issued in connection with this private equity credit agreement.

            ADDITIONAL SELLING STOCKHOLDER WITH PIGGY-BACK REGISTRATION RIGHTS

            One of our holders of common stock, ECON Investor Relations has outstanding piggy-back registration rights. This selling stockholder is offering up to 651,080 shares of our common stock, which were acquired in exchange for consulting services rendered to us.


                               ___________________


            Our executive offices are located at 90 Grove Street, Suite 201, Ridgefield, CT 06877, and our phone number is (203) 431-6665.

                               ___________________

                                  RISK FACTORS

            YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES, AND THERE IS NO ASSURANCE THAT WE WILL ACHIEVE PROFITABILITY IN THE FUTURE.

            We have a history of operating losses. If we continue to experience operating losses, an investment in our common stock is at risk of being lost. We cannot predict when, or if, we will ever achieve profitability. As of June 30, 2004, we had an accumulated deficit of approximately $28,436,717.

WE HAVE A GOING-CONCERN QUALIFICATION IN THE REPORT BY OUR REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR OUR FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2003, WHICH MAY MAKE CAPITAL RAISING MORE DIFFICULT AND MAY REQUIRE US TO SCALE BACK OR CEASE OPERATIONS, PUTTING OUR INVESTORS' FUNDS AT RISK.

            The report of our registered independent public accounting firm dated May 12, 2004 includes a going-concern qualification, which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. If we are unable to obtain additional funding, we may not be able to continue operations. To date, we have funded our operations through equity investments and issuances of debt. Additionally, we have an accumulated deficit of approximately $28,436,717 as of June 30, 2004. This deficit indicates that we may be unable to meet our future obligations unless additional funding sources are obtained.

THERE CAN BE NO GUARANTEE THAT THE PROCEEDS AVAILABLE TO US UNDER THE PRIVATE EQUITY LINE WILL BE SUFFICIENT FOR US TO ACHIEVE PROFITABLE OPERATIONS.

            There is no assurance that the $10,000,000 available to us under the private equity line of credit with Brittany Capital Management will be sufficient to fund our product research, acquisitions and development, growth strategy or our marketing efforts. If we are unable to obtain additional financing on acceptable terms, we may not achieve profitable operations, and you may lose your investment.

THE ISSUANCE OF SHARES TO BRITTANY CAPITAL MANAGEMENT UNDER THE PRIVATE EQUITY CREDIT LINE WILL REDUCE THE OWNERSHIP INTEREST OF OUR EXISTING STOCKHOLDERS AND MAY NEGATIVELY IMPACT THE VALUE OF OUR COMMON STOCK.

            Under our private equity credit agreement with Brittany Capital Management, we may issue and sell to them a substantial number of shares at a 9% discount to the market price at the time of issuance, after which Brittany may resell those shares on the open market. The issuance and sale of shares of our common stock to Brittany Capital Management will reduce the ownership interest of our existing stockholders, and may depress the value of our common stock. In addition, the subsequent resale by Brittany of those shares may further reduce our share price. While our agreement with Brittany limits to 9.9% the percentage of our outstanding common stock that they may own at any one time, it does not limit the number of shares we may sell to them over the course of the three-year agreement. Brittany may elect to resell the shares we sell to it under this agreement, which would allow us to sell additional shares to Brittany without reaching the 9.9% cap. In this way, Brittany Capital Management could sell more than 9.9% of our outstanding common stock in a relatively short time frame while never holding more than 9.9% at one time.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL REQUIRED TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH.

            The continued development of our current technologies or acquisitions of new technologies will require additional capital. We incurred net losses of $549,803 for the three months ended June 30, 2004 and $1,060,145 for the six months ended June 30, 2004. Additionally, we had a working capital deficiency of $3,060,046 and an accumulated deficit of $28,436,717 as of June 30, 2004. We may be unable to obtain additional funds in a timely manner or on acceptable terms, which would render us unable to fund our operations or expand our business. If we are unable to obtain capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans. Although we have been successful in the past in obtaining financing for working capital and capital expenditures, we will have ongoing capital needs as we expand our business. If we raise additional funds through the sale of equity or convertible securities, your ownership percentage of our common stock will be reduced. In addition, these transactions may dilute the value of our common stock. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand.

WE FACE INTENSE COMPETITION, WHICH COULD RESULT IN LOWER REVENUES AND HIGHER RESEARCH AND DEVELOPMENT EXPENDITURES AND COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

            If we do not develop or acquire new and enhanced products, or if we are not able to invest adequately in our research and development activities, our business, financial condition and results of operations could be negatively impacted. Many of our competitors have significantly more cash and resources than we have. Our competitors may introduce products that are competitively priced, have increased performance or functionality, or incorporate technological advances that we have not yet developed or implemented. To remain competitive, we must continue to develop, market and sell new and enhanced systems and products at competitive prices, which will require significant research and development expenditures.

IF WE CANNOT EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS MAY SUFFER.

            Recently, we have expanded our operations to pursue existing and potential new market opportunities. This growth has placed, and is expected to continue to place, a strain on our personnel, management, financial and other resources. To manage our growth effectively, we must, among other things:

            o successfully attract, train, motivate and manage a larger number of employees for sales and customer support activities;

            o     control working capital requirements; and

            o improve the efficiency of our operating, administrative, financial and accounting systems, procedures and controls.

            If we fail to manage our growth properly, we may incur unnecessary expenses and the efficiency of our operations may decline.

WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL WE NEED TO EXPAND OUR OPERATIONS.

            To meet our growth objectives, we must attract and retain highly skilled technical, operational, managerial and sales and marketing personnel. If we fail to attract and retain the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could lead to a significant decline in net sales. We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations.

OUR SUCCESS DEPENDS ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES.

            We depend upon the continued services of our senior management for our continued success. The loss of any member of senior management could have a serious negative impact upon our business and operating results. We can provide no assurances that we will be able to retain our senior management or other key personnel.

OUR BUSINESS MAY SUFFER IF WE CANNOT PROTECT OUR PROPRIETARY TECHNOLOGY.

            Our ability to compete depends significantly upon our trade secrets and our other proprietary technology. The steps we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us. Existing trade secrets, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary technology to the same extent as the laws of the United States, which could increase the likelihood of misappropriation. Furthermore, other companies could independently develop similar or superior technology without violating our intellectual property rights. Any misappropriation of our technology or the development of competing technology could seriously harm our competitive position, which could lead to a substantial reduction in net sales.

            If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome, disruptive and expensive, distract the attention of management, and there can be no assurance that we would prevail.

CLAIMS BY OTHERS THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

            Our industries are characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents that may be issued in the future, or other intellectual property rights of others.

            We do not conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

            We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

NEW CORPORATE GOVERNANCE REQUIREMENTS ARE LIKELY TO INCREASE OUR COSTS AND MAKE IT MORE DIFFICULT TO ATTRACT QUALIFIED DIRECTORS.

            We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC. We expect that these laws, rules and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. These new requirements are also likely to make it more difficult for us to attract and retain qualified individuals to serve as members of our board of directors or committees of the board, particularly the audit committee.

WE ARE NOT SUBJECT TO THE SAME CORPORATE GOVERNANCE STANDARDS AS LISTED COMPANIES, INCLUDING WITHOUT LIMITATION, THE REQUIREMENT THAT WE HAVE A MAJORITY OF INDEPENDENT DIRECTORS.

            Registered exchanges and the Nasdaq National Market have enhanced corporate governance requirements that apply to issuers that list their securities on those markets. Our common stock is quoted on the OTC Bulletin Board which does not have comparable requirements. For instance, we are not required to have any independent directors or to adopt a code of ethics.

            Currently, we have no independent directors and therefore management has significant influence over decisions made on behalf of the stockholders. In certain circumstances, management may not have the same interests as the stockholders and conflicts of interest may arise.

            Furthermore, certain relationships with our officers, directors and affiliates may also involve inherent conflicts of interest. We do not have a policy to resolve conflicts of interest. Notwithstanding the exercise of their fiduciary duties as directors and executive officers and any other duties that they may have to us or our other stockholders in general, these persons may have interests different than yours.

                        RISKS RELATED TO OUR COMMON STOCK

IF AN ACTIVE AND LIQUID MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, IT MAY BE DIFFICULT FOR YOU TO RESELL YOUR SHARES.

            Our common stock is not actively traded on a registered securities exchange and we do not meet the initial listing criteria for any registered securities exchange or the NASDAQ SmallCap Market. It is quoted on the less recognized OTC Bulletin Board. This factor may impair your ability to sell your shares when you want and/or could depress our stock price. As a result, you may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our company may be reduced. These factors could result in lower prices and larger spreads in the bids and ask prices for our shares.

            Due to the current price of our common stock, many brokerage firms may not be willing to effect transactions in our securities, particularly because of an SEC rule imposing additional sales requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). These factors severely limit the liquidity of our common stock and likely have a material adverse effect on our market price and on our ability to raise additional capital. We cannot predict the extent to which investor interest in our stock, if any, will lead to an increase in our market price or the development of a more active trading market or how liquid that market might become.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

            Our stock price has been volatile. From January 1, 2003 to September 13, 2004, the trading price of our common stock ranged from $0.03 to $0.13. Many factors may cause the market price of our common stock to fluctuate, including:

            o   variations in our quarterly results of operations;

            o   the introduction of new products by us or our competitors;

            o acquisitions or strategic alliances involving us or our competitors;

            o   future sales of shares of common stock in the public market; and

            o   market conditions in our industries and the economy as a whole.

            In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company's stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources or otherwise harm our business.

IF WE ISSUE SUBSTANTIAL SHARES OF OUR COMMON STOCK UPON CONVERSION OF OUR OUTSTANDING SHARES OF SERIES B, SERIES C, SERIES D, SERIES E, SERIES G, SERIES H AND SERIES I CONVERTIBLE PREFERRED STOCK, YOU COULD SUFFER SUBSTANTIAL DILUTION OF YOUR INVESTMENT AND OUR STOCK PRICE COULD DECLINE SIGNIFICANTLY.

            We are obligated to issue a substantial number of shares of common stock upon the conversion of our Series B, Series C, Series D, Series E, Series G, Series H and Series I convertible preferred stock. Should a significant number of these securities be converted, the resulting increase in the number of outstanding shares of our common stock will have a substantial dilutive effect on the ownership interest of the holders of our common stock. The conversion of a substantial amount of the aforementioned securities or the issuance of new shares of common stock may also adversely affect the terms under which we could obtain additional equity capital. The price, which we may receive for the shares of common stock, that are issuable upon conversion of such securities, may be less than the market price of the common stock at the time of such conversions.

FLUCTUATIONS IN OUR QUARTERLY NET SALES AND RESULTS OF OPERATIONS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

            Our future net sales and results of operations are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that our net sales or results of operations in a quarter will fall below the expectations of securities analysts or investors. If this occurs, the market price of our common stock could fall significantly. Our results of operations in any quarter can fluctuate for many reasons, including:

            o our ability to manufacture, test and deliver products in a timely and cost-effective manner;

            o     our success in winning competitions for orders;

            o the timing of new product introductions by us or our competitors;

            o     the mix of products we sell;

            o     competitive pricing pressures; and

            o     general economic climate.

            A large portion of our expenses, including expenses for facilities, equipment, and personnel, are relatively fixed. Accordingly, if our net sales decline or do not grow as much as we anticipate, we might be unable to maintain or improve our operating margins. Any failure to achieve anticipated net sales could therefore significantly harm our operating results for a particular fiscal period.

THE HOLDERS OF OUR PREFERRED STOCK HAVE CERTAIN RIGHTS AND PRIVILEGES THAT ARE SENIOR TO OUR COMMON STOCKHOLDERS, AND WE MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK WITHOUT STOCKHOLDER APPROVAL THAT COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

            Our board of directors has the authority to issue, without any further vote or action by the holders of our common stock, a total of up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued or might be issued in the future. We have issued and outstanding 17.8125 shares of our Series B convertible preferred stock, 90.141 shares of our Series C convertible preferred stock,
1.29125 shares of our Series D convertible preferred stock, 100 shares of our Series E convertible preferred stock, 1,069 shares of our Series G convertible preferred stock, 13,500 shares of our Series H convertible preferred stock and
490.5 shares of our Series I convertible preferred stock and we may, from time to time in the future, issue additional preferred stock for financing or other purposes with rights, preferences or privileges senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of our common stock.

OUR CHARTER, BYLAWS AND DELAWARE LAW MAY DETER TAKEOVERS.

            Our certificate of incorporation, bylaws and Delaware law contain provisions that could have an anti-takeover effect and discourage, delay or prevent a change in control or an acquisition that many stockholders may find attractive. These provisions may also discourage proxy contests and make it more difficult for our stockholders to take some corporate actions, including the election of directors. These provisions relate to:

            o the ability of our board of directors to issue preferred stock, and determine its terms, without a stockholder vote;

            o the classification of our board of directors, which effectively prevents stockholders from electing a majority of the directors at any one annual meeting of stockholders;

            o the limitation that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote; and

            o advance notice requirements for stockholder proposals and director nominations.

WE HAVE NEVER PAID DIVIDENDS ON OUR CAPITAL STOCK, AND WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

            We have not paid dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. In addition, before we may pay any dividends with respect to our common stock, we must pay the holders of our preferred stock an equivalent dividend. If we determine that we are in the position to declare a dividend, the amount of the dividend we ultimately declare may be substantially reduced as the result of our obligations under the terms of our preferred stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings "Risk Factors," "Management's Discussion and Analysis or Plan of Operation" and "Business." We assume no obligation to update our forward-looking statements to reflect new information or developments or any other reason, or reflect any events or circumstances after the date of this prospectus or the date of any applicable prospectus supplement. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at WWW.SEC.GOV.

                                 USE OF PROCEEDS

            The shares of common stock offered by this prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

                         MARKET RANGE FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

            Our common stock has been quoted on the OTC Bulletin Board by The National Association of Securities Dealers, Inc. under the symbol "GMTH" since July 7, 2004. Until that date and since December 8, 2000, our common stock had been traded under the symbol, "HCOM." Prior to December 8, 2000, it was quoted on the Nasdaq SmallCap Market. The following table provides, for the periods indicated, the high and low bid prices for our common stock as reported on the OTC Bulletin Board. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.
                                                    HIGH                 LOW
                                                   ------              ------
            2002:
            -----
            First quarter                          $0.010              $0.003

            Second quarter                          0.028               0.003
            Third quarter                           0.005               0.003
            Fourth quarter                          0.006               0.001

            2003:
            -----
            First quarter                          $0.100              $0.001
            Second quarter                          0.090               0.030
            Third quarter                           0.090               0.030
            Fourth quarter                          0.055               0.016

            2004:
            -----
            First quarter                          $0.140              $0.040
            Second quarter                          0.150               0.060

HOLDERS OF RECORD

            On September 14, 2004, the last sale price of our common stock as reported on the OTC Bulletin Board was $0.07. On that date, we had approximately 129 holders of record of our common stock. This number does not include stockholders for whom shares were held in a "nominee" or "street" name.

DIVIDENDS

            We have never declared or paid cash dividends on our capital stock, and we do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance our operations and future growth. In addition, before we may issue any dividend to the holders of our common stock, we must first issue an equivalent dividend to the holders of our preferred stock.

                              SELLING STOCKHOLDERS

            The selling stockholders are not affiliated with us or any of our affiliates, and neither the selling stockholders nor any of its affiliates have any relationship of any type with us and our affiliates other than the presently established investment relationships between the selling stockholder, on the one hand, and us, on the other hand.

            Brittany Capital Management has not received any shares of our common stock in connection with the private equity credit agreement as we have not made any draws. This prospectus, and the registration statement of which it is a part, covers the resale of shares to be issued to Brittany Capital Management under the private equity credit agreement.

            ECON Investor Relations received 651,080 shares of our common stock pursuant to a consulting agreement as consideration for services rendered. We are offering all of these shares for resale by this registration statement, of which this prospectus is a part.

SELLING STOCKHOLDERS TABLE

            The following table provides information, based upon information provided to us by the selling stockholders as of September 15, 2004, about the actual and potential ownership of shares of our common stock by the selling stockholders, and the number of our shares registered for sale in this prospectus. The number of shares of our common stock issuable under the private equity credit agreement varies according to the market price at and immediately after the put date. Solely for purposes of estimating the number of shares of our common stock that may issued to and sold by Brittany Capital Management pursuant to the private equity line agreement and under this prospectus, we have assumed a hypothetical put by us on September 15, 2004, of $1,100,000 under the private equity credit agreement at a per share price of $.044. This prospectus and the registration statement of which it is a part covers the resale of up to 25,651,080 shares of our common stock.

            The "Right to Acquire" column reflects beneficial ownership of shares subject to convertible preferred stock that may be converted within 60 days after September 15, 2004. The "Shares Offered" column reflects all of the shares that each selling stockholder may offer under this prospectus. The applicable percentages of ownership are based on an aggregate of 11,018,529 shares of our common stock issued and outstanding on September 15, 2004. The number of shares beneficially owned by the selling stockholders is determined under rules promulgated by the SEC.

            Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all or some of its shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales.

            Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.

                                BENEFICIAL OWNERSHIP PRIOR TO OFFERING                    BENEFICIAL OWNERSHIP AFTER OFFERING
                                --------------------------------------              ------------------------------------------------
                                               RIGHT TO                   SHARES                    RIGHT TO
NAME OF BENEFICIAL OWNER         OUTSTANDING   ACQUIRE       TOTAL       OFFERED    OUTSTANDING     ACQUIRE       TOTAL      PERCENT
------------------------         -----------  ----------   ----------   ----------  -----------     --------    ----------   -------
Brittany Capital Management .....  735,000    394,932(1)    1,129,932   25,000,000      735,000   3,141,880(2)   3,876,880     9.9%
ECON Investor Relations .........  651,080          0         651,080      651,080            0           0              0       *

(1) Brittany Capital Management has the right to acquire these share of our common stock upon conversion of shares of our Series I preferred stock. The terms of the Series I preferred stock limit the number of shares that a stockholder may convert at any given if the common stock held by such stockholder after conversion would exceed 9.9%. Were the 9.9% limitation disregarded, the shares of Series I preferred stock held by Brittany Capital Management would be convertible into 4,905,000 shares of our common stock.
(2) For the purposes of calculating the number of shares issuable to Brittany Capital Management upon conversion of the Series I preferred stock after the conclusion of this offering, we assumed an increase of 25,000,000 in the number of shares outstanding. This accounts for the shares that will have been issued to Brittany Capital Management under the private equity agreement if this offering is completed with respect to all of the shares being offered under this prospectus.

MAXIMUM NUMBER OF SHARES ISSUABLE TO BRITTANY CAPITAL MANAGEMENT

            Under the terms of the private equity credit agreement, Brittany Capital Management is prohibited from having shares put to it under the private equity credit agreement to the extent such put by us would result in that person beneficially owning more than 9.9% of the then outstanding shares of our common stock following such put. This restriction does not prevent Brittany Capital Management from receiving and selling put shares and thereafter receiving additional put shares. In this way, Brittany Capital Management could sell more than 9.9% of our outstanding common stock in a relatively short time frame while never beneficially owning more than 9.9% of our outstanding common stock at any one time. For purposes of calculating the number of shares of common stock issuable to Brittany Capital Management assuming a put of the full amount under the private equity credit agreement, as set forth below, the effect of such 9.9% limitation has been disregarded. The number of shares issuable to Brittany Capital Management as described in the table below therefore may exceed the actual number of shares Brittany Capital Management may be entitled to beneficially own under the private equity credit agreement.

VOTING AND INVESTMENT CONTROL

            The table below sets forth selling stockholders that are entities and the names of individuals having voting and investment control over the securities held by these entities. We determined beneficial ownership based upon information supplied to us by the selling stockholders and in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, we believe that the persons or entities named in the following table have voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and have not held any office or maintained any material relationship, except as investor, with us, or any of our predecessors or affiliates, over the past three years. Certain of the individuals with voting and investment control have indicated that they exercise such control through a corporate or other organizational structure, which structural information has not been included.

SELLING STOCKHOLDER                       VOTING AND INVESTMENT CONTROL
-----------------------------------       -----------------------------
Brittany Capital Management Limited       Barry Herman, the managing director of
                                          Lion Corporate Services Limited, the
                                          sole stockholder of Brittany
ECON Investor Relations                   Dawn Vanzant


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

            THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE OTHER FINANCIAL INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

Overview

            The following management's discussion and analysis of financial condition and results of operations is organized as follows:

            BACKGROUND. This section provides a general description of us, as well as recent developments and events that have occurred since 2002 that we believe are important in understanding the results of operations and financial condition and to anticipate future trends. In addition, we have provided a brief description of significant transactions and events that impact the comparability of the results being analyzed.

            RESULTS OF OPERATIONS. This section provides an analysis of our results of operations for the fiscal years ended December 31, 2003 and December 31, 2002, the three months ended June 30, 2004 and June 30, 2003 and the six months ended June 30, 2004 and June 30, 2003. This analysis is presented on a consolidated basis.

            FINANCIAL CONDITION AND LIQUIDITY. This section provides an analysis of our cash flows for the fiscal years December 31, 2003 and December 31, 2002, the three months ended June 30, 2004 and June 30, 2003 and the six months ended June 30, 2004 and June 30, 2003, as well as a discussion of recent financing arrangements.

            CRITICAL ACCOUNTING POLICIES. This section discusses certain critical accounting policies that we consider important to our financial condition and results of operations, and that required significant judgment and estimates on the part of management in application. Our significant accounting policies, including the critical accounting policies discussed in this section, are summarized in the notes to the accompanying consolidated financial statements.

BACKGROUND

            Historically, we developed and marketed specialized software applications, products and services that enabled financial institutions and their customers to use the Internet and intranets/extranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. We provided Internet/intranet solutions in three areas: (i) the design, development and integration of customized software applications, including World Wide Web site development and related network outsourcing; (ii) the development, sale and integration of our existing software applications into the client's operations; and (iii) security consulting and integration services.

            Until we sold substantially all of our hosting and website maintenance assets, we derived our revenue primarily from professional web development services and hosting fees. On March 23, 2001, we announced our intentions to wind down our operations. On March 27, 2003, we entered into an agreement to sell substantially all of our assets used in our web development, hosting and website maintenance business to Tulix. Accordingly, results of operations from the Internet services unit have been shown as discontinued operations. Certain revenues and expenses have been reclassified for the periods presented.

            On May 22, 2003, we completed a licensing transaction with Eurotech, Ltd. We license the EKOR(TM), Hybrid Nonisocyanate Polyurethane, Electromagnetic Radiographyand Acoustic Core, Rad-X, Firesil(TM), liquid ebonite material and Rapidly Biodegradable Hydrophobic material technologies from them. We intend to use these licenses to derive revenue by partnering with other technology firms who may manufacture the raw materials and sell the product to the market or sublicense the technologies and collect royalties and/or licensing fees.

            On May 31, 2004, we completed the sale of our hosting and website maintenance business to Tulix. Following this sale of assets, our assets primarily consist of the technologies that we license from Eurotech. Our liabilities primarily consist of those liabilities currently reflected on our financial statements other than the liabilities that Tulix assumed from us.

            Our revenues and operating results have varied substantially from period to period, and should not be relied upon as an indication of future results.

CRITICAL ACCOUNTING POLICIES

            IMPAIRMENT OF LONG-LIVED ASSETS

            We continually monitor events and changes in circumstances indicating that carrying amounts of our long-lived assets, including intangible assets, may not be recoverable. We recognize an impairment loss when expected cash flows are less than an asset's carrying value. Accordingly, when indicators of impairment are present, we evaluate the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of our underlying business. Our policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable.

            REVENUE RECOGNITION

            Revenue from the sale of products related to our licensed technology is recognizable upon shipment of the product provided that title passes, the price is fixed or determinable and collection of the receivable is probable.

            INCOME TAXES

            We account for income taxes using the asset and liability method as described by Statement of Financial Accounting Standards No. 109, Accounting For Income Taxes ("SFAS No. 109"). Under SFAS 109 the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We provide a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.

            BASIC AND DILUTED LOSS PER SHARE

            Basic and diluted loss per share are calculated according to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). Due to our net loss position for each of the three years in the period ending December 31, 2003, the numerator and denominator are the same for both basic and diluted loss per share.

            We have not declared or paid any dividends to the stockholders of the preferred stock. However, the preferred stock possesses conversion rights (the "Beneficial Conversion Feature") that are analogous to dividends. Accordingly, the Beneficial Conversion Feature has been accounted for as a deemed preferred stock dividend. Historically, we have accrued penalty interest related to our failure to register common stock as required by various private placement agreements, and prior to the adoption of SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," on July 1, 2003, this penalty interest was also accounted for as a deemed preferred stock dividend.

            STOCK BASED COMPENSATION

            We apply the intrinsic value method, Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), in accounting for employee stock-based compensation arrangements. We have included the pro-forma disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation". Non-employee stock compensation arrangements are accounted for under FAS 123 and EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." Based on calculations using the Black-Scholes option pricing model, the weighted average fair value of options and warrants as of the date of grant was $0 in each of 2001, 2002 and 2003. The fair value has been estimated using the following assumptions: no dividend yield; an expected life of 5 years; volatility of 106%, 110% and 110%, for 2001, 2002 and 2003, respectively. Weighted average risk free interest rates were not applicable.

RESULTS OF OPERATIONS

            YEAR ENDED DECEMBER 31, 2002 AS COMPARED TO YEAR ENDED DECEMBER 31, 2003

            REVENUE. Revenue for the licensed technologies division was $8,246 for the year ended December 31, 2003. Revenue consisted of $7,801 for the sale of RAD-X and $445 for the sale of EKOR(TM). The licensed technologies division did not begin operation until the first quarter of 2003.

            COST OF REVENUE. Cost of revenue includes the cost of raw materials such as handling and freight charges. Cost of revenue was $8,731 for the year ended December 31, 2003. The licensed technologies division did not begin operation until the first quarter of 2003.

            GROSS PROFIT. Gross loss for the year ended December 31, 2003 was $485. This loss was a result of product cost and handling exceeding the value of revenue generated. The licensed technologies division did not begin operation until the first quarter of 2003.

            GENERAL AND ADMINISTRATIVE. General and administrative expense includes salaries for administrative personnel, insurance and expenses associated with maintaining our records and public reporting obligations. General and administrative expense increased from $187,449 for the year ended December 31, 2002 to $325,281 for the year ended December 31, 2003. The increase is due to the additional expenses associated with the launch of our licensed technologies division.

            DEPRECIATION AND AMORTIZATION. With the write down of the carrying value of all fixed assets in the fourth quarter of 2000, we suspended depreciation of our remaining assets in anticipation of a sale. We recognized amortization expense of $115,059, which represents seven months of amortization of the intangible licensed technologies, was recognized for the year ended December 31, 2003.

            INTEREST EXPENSE. Interest expense for the year ended December 31, 2003 consisted of $10,668 in interest on our notes related to our licensed technologies division. For the year ended December 31, 2003, we accrued $319,194 in penalty interest on the Series B, C, D, and E preferred stock for our failure to convert these shares of our preferred stock to shares of our common stock. Penalty interest accrues at the rate of 2% of the outstanding purchase price of the unregistered securities per 30 day period. For the year ended December 31, 2003, we accrued $150,273 in interest on the Series B, C, D and E preferred stock, which represents the accrual of the guaranteed return on these series of preferred stock. For the year ended December 31, 2002, we had $0 interest expense.

            OTHER INCOME. Other income for the year ended December 31, 2003 was $91,826 compared to $26,637 for the year ended December 31, 2002. Other income for the year ended December 31, 2003 consisted of $4,597 in interest earned on money market accounts, $18,388 in the reversal of accruals related to defaults on the lease of our Atlanta offices during the first quarter of 2001, and $68,841 in the reversal of accruals related to defaults on leases of capital equipment during the third quarter of 2001, which were resolved at a lower cost than estimated. The increase is primarily due to the settlement of additional accrued obligations for less than the amount we anticipated.

            DISCONTINUED OPERATIONS. We recorded net income of $176,008 for the year ended December 31, 2003 for our discontinued Internet services unit as compared to $118,001 for the year ended December 31, 2002. This increase of $58,007 was due primarily to growth in hosting revenue due to Roadrunner, and reductions in the cost of Internet network services.

            CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE. As described in note 6 to our consolidated financial statements, we reflected the adoption of SFAS 150 effective July 1, 2003 as a cumulative effect of a change in accounting principle. The net impact was $802,730 for the year ended December 31, 2003.

            THREE MONTHS ENDED JUNE 30, 2004 AS COMPARED TO THREE MONTHS ENDED JUNE 30, 2003

            NET SALES. Net sales decreased 100% from $7,801 in the quarter ended June 30, 2003 to $0 in the quarter ended June 30, 2004. Revenues in the quarter ended June 30, 2003 consisted of $7,801 in sales of EKOR(TM) and are recognized at the time that products are shipped or services are provided.

            COST OF SALES. Cost of sales includes the cost of materials, handling, shipping, and any associated customs clearance costs. Cost of sales decreased from $6,708, or 86.0% of revenues, in the quarter ended June 30, 2003 to $0 in the quarter ended June 30, 2004.

            GROSS PROFIT. Gross profit decreased 100% from $1,093 in the quarter ended June 30, 2003 to $0 in the quarter ended June 30, 2004. This reflects the absence of sales in the quarter ended June 30, 2004.

            GENERAL AND ADMINISTRATIVE. General and administrative expense includes salaries for administrative personnel, insurance and other administrative expenses, as well as expenses associated with maintaining our records and SEC reporting. General and administrative expenses increased from $106,867 in the quarter ended June 30, 2003 to $182,685 in the quarter ended June 30, 2004. This increase is primarily due to the costs associated with printing, distributing and compiling our proxy statement. Additionally, the figures for the amounts for quarter ended June 30, 2004 represent a full three months of overhead expense, whereas the figures for the quarter ended June 30, 2003 only represent one month because we did not acquire the licensed technologies until May 2003.

            DEPRECIATION AND AMORTIZATION. Amortization expense of $16,437, which represents one month of amortization of the intangible licensed technologies, was recognized in the quarter ended June 30, 2003. Amortization expense of $49,311, which represents three months of amortization of the intangible licensed technologies, was recognized in the quarter ended June 30, 2004. The difference is due to our intangible assets being amortized for the entire quarter that ended June 30, 2004 as opposed to only one month in the quarter ended June 30, 2003.

            OTHER INCOME. Other income in the quarter ended June 30, 2004 consisted of $3,128 in interest charged to Eurotech for late payment of their invoices. Other income in the quarter ended June 30, 2003 consisted of $1,130 in interest earned on money market accounts and $18,388 in the reversal of accruals related to defaults on the lease for our Atlanta offices during the quarter ended September 30, 2001 and other accruals, which were resolved at a lower than we had estimated.

            INTEREST EXPENSE. Interest expense for the quarter ended June 30, 2004 was of $247,724. It consisted of $74,320 in interest charges on the Series B, C, D and E preferred stock, which represents the accrual of the guaranteed return on these series of preferred stock and $159,597 in penalty interest on the Series B, C, D and E preferred stock for our failure to convert these shares of our preferred stock into shares of our common stock. During the quarter ended June 30, 2004, we also accrued $11,307 in interest expense on the notes related to our licensed technologies division and amortized $2,500 of the beneficial conversion feature of the convertible note issued to Brittany. Interest expense for the quarter ended June 30, 2003 consisted of $1,233 on the notes related to our licensed technologies division. This increase of $247,724 is attributable to our reclassification of our preferred stock and the subsequent treatment of accrued interest.

            SIX MONTHS ENDED JUNE 30, 2004 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 2003

            NET SALES. Net sales decreased 92.1% from $7,801 in the six months ended June 30, 2003 to $620 in the six months ended June 30, 2004, which consisted of the sale of samples of EKOR(TM) and HNIPU and are recognized at the time that products are shipped or services are provided.

            COST OF SALES. Cost of sales includes the cost of materials, handling, shipping, and any associated customs clearance costs. Cost of sales decreased from $6,708, or 86% of revenues, in the six months ended June 30, 2003 to $558, or 90.0% of revenues, in the six months ended June 30, 2004.

            GROSS PROFIT. Gross profit decreased by $1,031 from $1,093 in the first six months of 2003 to $62 in the first six months ended June 30, 2004. Gross profit margins decreased from 14.0% during the six months ended June 30, 2003 to 10.0% during the six months ended June 30, 2004.

            GENERAL AND ADMINISTRATIVE. General and administrative expense includes salaries for administrative personnel, insurance and expenses associated with maintaining our status as a public corporation. General and administrative expense increased from $137,957 in the six months ended June 30, 2003 to $445,251 in the six months ended June 30, 2004. This increase is primarily due to the costs of preparing, printing, distributing, and tallying our annual proxy statement, and our legal and consulting fees. Additionally, we incurred costs during the entire six months ended June 30, 2004 whereas we only incurred costs for one month during the six months ended June 30, 2003 as we did not acquire the licenses technologies until May 2003.

            DEPRECIATION AND AMORTIZATION. During the six months ended June 30, 2004, we recognized amortization expense of $98,622, which represents six months of amortization of our intangible licensed technologies. During the six months ended June 30, 2003, we recognized amortization expense of $16,437, which represents one month of amortization of the intangible licensed technologies. The increase is due to our intangible assets being amortized for a full six months during the six months ended June 30, 2004 as opposed to only one month during the six months ended June 30, 2003.

            OTHER INCOME. Other income in the six months ended June 30, 2004 consisted of $3,128 in interest charged to Eurotech for late payment of their invoices. Other income in the six months ended June 30, 2003 consisted of $2,481 in interest earned on money market accounts, $18,388 in the reversal of accruals related to defaults on the lease of our Atlanta offices during the quarter ended September 30, 2001, and $68,840 in the reversal of accruals related to defaults on leases of capital equipment during the quarter ended September 30, 2001, which were resolved at a cost lower than we had estimated.

            INTEREST EXPENSE. Interest expense for the six months ended June 30, 2004 was $489,440. It consisted of $148,640 in interest charges on the Series B, C, D and E preferred stock, which represents the accrual of the guaranteed return on these series of preferred stock, $319,193 in penalty interest on the Series B, C, D and E preferred stock for our failure to convert these shares of our preferred stock to shares of our common stock and $19,107 in interest expense on the notes related to our licensed technologies division and amortized $2,500 of the beneficial conversion feature of the convertible note issued to Brittany. Interest expense for the six months ended June 30, 2003 consisted of $1,233 on the notes related to our licensed technologies division. This increase of $489,440 is attributable to our reclassification of our preferred stock and the subsequent treatment of accrued interest.

LIQUIDITY AND CAPITAL RESOURCES

            Our sources of capital are extremely limited. have incurred operating losses since inception. As of June 30, 2004, we had an accumulated deficit of $28,436,717 and a working capital deficit of $3,059,778.

            As of December 31, 2003, we had an accumulated deficit of $27,376,572 and a working capital deficit of $2,736,106. On March 23, 2001, we announced our intentions to wind down operations. Net cash used in operating activities was $321,595 for the year ended December 31, 2003. Funds necessary for operations were provided by the use of funds on deposit at the end of 2003 and $255,000 in funds borrowed through financing activities.

            We spent $21,929 and $38,378 for the year ended December 31, 2003 and 2002, respectively, for the purchase of capital equipment. These amounts were expended primarily for computer equipment, communications equipment and software necessary to maintain our network operations center in order for us to provide services to our existing customers. Our commitments as of December 31, 2003 consist of our lease on our Atlanta, Georgia facility.

            Effective May 31, 2004, we sold substantially all of the operating assets of our hosting and website maintenance business to Tulix. Our primary assets now include cash and accounts receivable that we did not transfer to Tulix, the assets that we license from Eurotech Ltd., and the consideration that we received from Tulix (a secured promissory note and shares of common stock of Tulix that represent 15% of the outstanding shares of Tulix common stock).

            On May 22, 2003, we executed a 10% secured promissory note in favor of McNab LLC, one of our preferred stockholders that, as amended, allows us to borrow up to $460,000 for use solely in connection with the technologies that we have licensed from Eurotech. The secured promissory note matures on December 31, 2004. As of March 31, 2004, we had borrowed $364,000 on the note and we have since borrowed an additional $96,000. As of December 31, 2003, we had $255,000 in principal amount outstanding, and we have since borrowed another $205,000.

            On September 30, 2003, we entered into a private equity credit agreement with Brittany Capital Management LLC. Currently, Brittany owns 735,000, or 6.7% of our outstanding common stock and 490.5 shares of our preferred stock. Pursuant to this agreement, we have agreed to issue and sell to Brittany up to $10,000,000 worth of our common stock over the next three years. We may sell these shares to Brittany from time to time, in our discretion, subject to certain minimum and maximum limitations. Prior to any sales, however, we are required to file a registration statement with, and have such registration statement declared effective by, the Securities and Exchange Commission relating to the shares to be issued.

            The number of shares of common stock to be purchased by Brittany at any time is determined by dividing (i) the dollar amount requested by us by (ii) the market price of the common stock, less a discount of 9% of the market price. For the purposes of the agreement, the market price is the average of any three closing bid prices of our common stock (not necessarily consecutive) during the ten trading days immediately preceding the date of the draw. We are required to draw at least $1,000,000 under the agreement. If we do not, we must pay penalties to Brittany equal to 9% of the difference between $1,000,000 (the minimum amount we may draw under the agreement) and the amount actually drawn.

            We have agreed that, no later than December 31, 2004, we will reserve, and keep available for issuance, a number of shares of common stock sufficient to enable us to fulfill our obligations under this agreement. If, by December 31, 2004, the registration statement has not been declared effective, then the private equity credit agreement will terminate and we will be required to pay Brittany the penalties described above.

            The following information is provided to demonstrate the operation of the "put" formula and the shares of common stock that would be issuable upon a hypothetical draw of $1,000,000:

            Hypothetical closing bid prices (10 trading days following the date of the put notice):

Trading day 1                                                         $0.055
Trading day 2                                                         $0.055
Trading day 3                                                         $0.055
Trading day 4                                                         $0.055
Trading day 5                                                         $0.035
Trading day 6                                                         $0.140

Trading day 7                                                         $0.085
Trading day 8                                                         $0.120
Trading day 9                                                         $0.100
Trading day 10                                                        $0.070

Conversion rate:  (91% of average of any three closing bid prices)

Trading day 3                                                         $0.055
Trading day 4                                                         $0.055
Trading day 5                                                         $0.035
Average                                                               $0.048
91% of average                                                        $0.044

Conversion calculation: $1,000,000/$0.044 = 22,727,272 shares put to Brittany Capital Management

            We can provide no assurance that the financing sources described above, or any other financing that we may obtain in the future (if we are able to obtain financing from any other sources, and we can provide no assurances that we will be able to obtain any such financing), will enable us to sustain our operations. The aforementioned factors raise substantial doubt about our ability to continue as a going concern. The financial statements included herein have been prepared assuming we are a going concern and do not include any adjustments that might result should we be unable to continue as a going concern.

RECENTLY ISSUED ACCOUNTING STANDARDS

            See Note 1 to notes to our consolidated financial statements for a complete discussion of recently issued accounting standards and their expected impact on our consolidated financial statements.

                                    BUSINESS

RECENT DEVELOPMENTS

            In June 2004, we changed our name to Global Matrechs, Inc.

            Effective May 31, 2004, we sold substantially all of our assets used in the operation of our hosting and web site maintenance business, including intellectual property, equipment, contracts and certain accounts receivable to Tulix Systems, Inc. George Bokuchava, Nino Doijashvili and Timothy R. Robinson, our officers and directors, are also officers, directors and founding stockholders of Tulix. As consideration for these assets, Tulix:

            o issued to us shares of its common stock that will represent 15% of its outstanding shares;

            o issued to us a secured promissory note for a principal amount of $70,000 that bears interest at an annual rate of 7% and matures on May 31, 2005; and,

            o assumed certain obligations of ours, including certain accounts payable related to ongoing operations (these accounts payable consist primarily of bills for utilities).

            On May 22, 2003, we entered into a license agreement with Eurotech pursuant to which we now license the EKOR(TM), Hybrid Nonisocyanate Polyurethane, Electromagnetic Radiography and Acoustic Core, Rad-X, Firesil(TM), Liquid Ebonite Mixtures and Rapidly Biodegradable Hydrophobic Material technologies from Eurotech, Ltd. Since the sale of our assets related to the hosting and website maintenance business, our assets primarily consist of these technologies that we license from Eurotech.

HISTORY

            We were organized in 1994 to provide complex web-based software applications and integration services to businesses seeking to take advantage of the Internet. Over time, we evolved into a web design, financial applications and solutions provider to the financial services market, including banking, insurance, securities brokerage firms and other financially oriented web portals.

            Prior to and during 2000, we derived revenue from, among other sources, professional web development services, software licensing, application development, insurance and securities sales commissions, and hosting and transactions fees.

            On March 27, 2003, we entered into an agreement to sell substantially all of the assets of our hosting and website maintenance business to Tulix. See "Recent Developments," above.

            On May 22, 2003, we entered into a licensing agreement with Eurotech, Ltd. Eurotech licensed to us its rights to the EKOR(TM), Hybrid Nonisocyanate Polyurethane, electro magnetic Radiography and Acoustic Core, Rad-X, Firesil(TM), Liquid Ebonite Mixtures and Rapidly Biodegradable Hydrophobic Material technologies. In exchange for the licenses, we issued to Eurotech 11,250 shares of our Series H preferred stock and 1,069 shares of our Series G preferred stock, and we will pay Eurotech a royalty of seven percent (7%) on net sales generated by the licensed technologies and a royalty of four percent (4%) on net sales generated by products and services that are improvements on the licensed technologies. These licenses become terminable, at the option of Eurotech, if we have not effected a commercial sale of any licensed technology or improved licensed technology by April 1, 2006.

            In connection with these licenses, we also issued 1,500 shares of our Series H preferred stock to Polymate, Ltd. as partial consideration for a modification of its rights to receive royalties from Eurotech, and 750 shares of our Series H preferred stock to Greenfield Capital Partners LLC, for their assistance in negotiating the agreement. The holders of the outstanding shares of our Series F preferred stock cancelled their outstanding shares of our Series F preferred stock in exchange for shares of our Series H preferred stock.

PRODUCTS AND SERVICES

            EKOR(TM)

            EKOR(TM) was developed jointly by scientists at the I.V. Kurchatov Institute and members of the Euro-Asian Physical Society, both based in Moscow, Russia. EKOR(TM) is a brand name for a family of materials designed for long-term isolation of hazardous and radioactive materials. As a silicon-based elastomer, EKOR(TM)'s adhesive properties allow it to stick to a wide variety of wet or dry surfaces and materials. When applied, EKOR(TM) materials surround and immobilize radioactive or hazardous debris ranging from fine dust to large pieces of equipment and, in combination with their fire-resistant and water-proof properties, prevent such debris from migrating by water or as air-borne particles. EKOR(TM) materials also possess other highly desirable performance characteristics such as resistance to chemicals, fire, heat and environmental aging and degradation from radiation. In addition to its unique combination of performance characteristics, EKOR(TM) comes in multiple forms and can be applied using specified methods for waste-coating and encapsulation. We believe that this allows EKOR(TM) to be used as a solution for a broad spectrum of nuclear and hazardous waste management problems.

            There are currently five basic forms of EKOR(TM):

            1. Sealer Plus, which can be sprayed to coat containers or cover contaminated surfaces;

            2. Foam, which is pumped in a range of densities to fill crevices, ducts or pipes;

            3. Grout, applied in a pour and mix method, which can be used to make shapes for shielding or to macroencapsulate items to form an unleachable monolith for transportation or disposal;

            4. Matrix, applied in a pour and mix method, which can be used to microencapsulate radioactive or hazardous wastes to form an elastomeric monolith for transportation or disposal; and

            5. StoneStore, applied in a pour and mix method, which can be used to microencapsulate highly radioactive waste and will form a ceramic monolith for permanent disposal. StoneStore is still in the research and development stage.

            In tests conducted at the I.V. Kurchatov Institute, EKOR(TM) has been shown to be highly resistant to radiation and structural degradation from exposure to radiation. It has also proven to be fire resistant, waterproof, and capable of being formulated in densities that display considerable structural strength and weight-bearing properties of 100 pounds per square inch.

            MARKETING OF EKOR(TM)

            EKOR(TM)'s acceptance into nuclear waste management has been slower than anticipated. Significant technical issues remain, including those arising from the residue from production of nuclear weapons and the disposal of nuclear fuel being discharged from nuclear power plants. With respect to residue from the production of nuclear weapons, the technical issues relate to the fact that the residue could take a number of forms (liquid, wet slurry, partially dried sludge, calcined salts, etc.) and have a variety of ph factors. The amount of waste that EKOR(TM) can effectively encapsulate differs depending on the form and ph factor of the waste. Thus, each project must be addressed separately, and the appropriate form of EKOR(TM) must be developed on a project-by-project basis.

            We do not believe, however, that this issue will be a significant issue, as we have learned that the modification of EKOR(TM) is not as resource-intensive as expected and can be accomplished relatively efficiently. For example, a sheet form of EKOR(TM) was recently developed for use in a project with Idaho National Engineering & Environmental Laboratory. We believe that EKOR(TM) is a technologically advanced material that has properties that make it a superior, cost-effective and safe isolation technology for some non-radioactive hazardous materials and a unique sealant for potential applications in the construction industry.

            In 2001, Eurotech successfully replicated the formula for EKOR(TM) to make EKOR(TM) products in the United States. In March 2001, the EKOR(TM) family of products was presented to waste management professionals at the annual Waste Management Symposium in Tucson, Arizona. As a result of the interest generated at the symposium, Eurotech presented EKOR(TM) for use in a variety of applications at Department of Energy sites to various waste management professionals. Specifically, Eurotech had discussions with the Savannah River Site (near Aiken, South Carolina), Oak Ridge National Laboratory (Oak Ridge, Tennessee), Fernald Closure Site (Fernald, Ohio), Battelle Memorial Institute (Columbus, Ohio), Rocky Flats Environmental Testing Site (near Denver, Colorado), Los Alamos National Laboratory (Los Alamos, New Mexico), Lawrence Livermore National Laboratory (Livermore,

California), Hanford Reservation (Richland, Washington) and Idaho National Engineering & Environmental Laboratory (Idaho Falls, Idaho).

            Eurotech has also had a number of meetings with the Department of Energy at their headquarters in Washington, D.C. and Germantown, Maryland. Eurotech has also introduced EKOR(TM) to companies doing project and management work at the Department of Energy and commercial sites, and has arranged demonstrations at Savannah River Site, Oak Ridge National Laboratory, Battelle Memorial Institute, Idaho National Engineering & Environmental Laboratory and at its production facility in California for staff from Rocky Flats Environmental Testing Site and Oak Ridge National Laboratory.

            Early demonstrations of the Sealer product, as a solution that required mixing of a paste and catalyst and significant monitoring of specialized application equipment, revealed that the Sealer product needed further development. The Sealer product is a paste, with the consistency of thick brick mortar. While this thickness enables Sealer to be applied to vertical walls, tanks, drums, and ceilings, a sprayable version of Sealer, or even a thinner paste version that could be more easily applied, would be more user-friendly.

            To address this issue, Eurotech developed Sealer Plus, introduced in November 2001 and initially demonstrated at BMI in January 2002. Sealer Plus is a low viscosity version of EKOR(TM) Sealer that can be sprayed with high-pressure paint spray equipment. The demonstration led BMI to incorporate it into its planning for decommissioning work at BMI and West Valley, although BMI has not yet purchased any EKOR(TM) for these sites. We seek to further develop Sealer to make the Sealer more easily applied in a foam consistency, which we believe will make Sealer more user-friendly.

            The demonstration of EKOR(TM) Grout at Idaho National Engineering & Environmental Laboratory showed its effectiveness in underwater environments. Idaho National Engineering & Environmental Laboratory has certain components that are being stored underwater because of their behavior when exposed to air. Due to the success of this demonstration, EKOR(TM) Grout was selected as a participant in Idaho National Engineering & Environmental Laboratory's Large Scale Demonstration & Deployment Project, which was originally scheduled to start in October 2001, but is currently on hold. We are currently preparing specially-requested samples for further testing at Idaho National Engineering & Environmental Laboratory.

            During 2002, EKOR(TM) was selected as an approved waste stabilization material at multiple Department of Energy sites. This selection means that EKOR(TM) has passed the applications testing necessary to be judged usable on specific forms of waste at specific sites. For example, Battelle Memorial Institute, Columbus, Ohio, under a site decommissioning contract from the Department of Energy, applied EKOR(TM) within a series of reactor drain pipes to immobilize residual radioactive contamination to protect workers, the public and the environment during facility sectioning and disposal. EKOR(TM) is actively being considered by the Pacific Northwest National Laboratory, a Department of Energy national laboratory, to stabilize Alpha Dust in the H-Basin Fuel Pool, which will provide protection to workers during facility decommissioning. EKOR(TM) is also under consideration by BNFL, Inc. to stabilize radioactive contamination in waste disposal tanks at the Department of Energy Mound Site near Miamisburg, Ohio and in Sellafield, England, which BNFL uses as a primary waste disposal site. EKOR(TM) has been tested at the Department of Energy Argonne National Laboratory to immobilize surrogate radioactive calcined waste and salts. The initial evaluation of EKOR(TM) is promising for High Level Waste Immobilization.

            During 2003, we manufactured a number of samples for potential customers in the European community. We are currently seeking a commercial partner with whom to manufacture, market and deliver EKOR(TM).

            We intend to market EKOR(TM) for use in nuclear waste encapsulation and nuclear debris fixation for nuclear cleanup projects, nuclear facility decontamination and decommissionings, and nuclear waste transportation and disposal. As part of this strategy, we intend to seek affiliations and joint ventures with large prime contractors in the nuclear industry on a project by project basis. While we see opportunities for EKOR(TM), we can offer no assurance that our efforts will be successful.

            HYBRID NONISOCYANATE POLYURETHANE

            Hybrid Nonisocyanate Polyurethane is a hybrid polyurethane that does not involve the toxic isocyanates utilized in the production of conventional polyurethane, has lower permeability and greater chemical resistance qualities as compared to conventional polyurethane. We believe that these characteristics, in addition to the potential reduced risk from the elimination of isocyanates in its production, make Hybrid Nonisocyanate Polyurethane superior to conventional polyurethanes in a number of industrial applications. For example: (i) manufacturing automotive components, paints, foams, plastics and truck bed liners; (ii) aerospace sealants, industrial adhesives, coatings, flooring, glues; industrial equipment and machinery; and (iii) consumer goods such as appliances, footwear, furniture and plastic products. We believe that industrial paints and coatings are a potential target market for Hybrid Nonisocyanate Polyurethane because of its lower permeability and improved chemical resistance.

            MARKETING OF HYBRID NONISOCYANATE POLYURETHANE

            On November 17, 2003, we entered into an agreement with Environmental Friendly Materials, GMBH, a German company, for the manufacture and sale of Hybrid Nonisocyanate Polyurethane to the European marketplace. We granted Environmental Friendly Materials a non-exclusive license to manufacture and distribute Hybrid Nonisocyanate Polyurethane. Environmental Friendly Materials informed us that it anticipates beginning production in the fourth quarter of 2004.

            Because Hybrid Nonisocyanate Polyurethane represents a new class of polymer compounds closely related to polyurethanes, we expect that a variety of products will emerge from the development of variations and improvements to the existing Hybrid Nonisocyanate Polyurethane binders that have worldwide industrial applications. For this reason, we intend to seek to license Hybrid Nonisocyanate Polyurethane to large industrial polymer and chemical manufacturers who can sell the various Hybrid Nonisocyanate Polyurethane binders to international industrial manufacturers. Our focus will be to transfer the existing binder product technologies under licensing agreements from the laboratory to the manufacturer. We intend to follow up on existing agreements, current evaluations, and active discussion for Hybrid Nonisocyanate Polyurethane binder production.

            ELECTROMAGNETIC RADIOGRAPHY AND ACOUSTIC CORE

            Eurotech licenses certain rights to Acoustic Core and Electromagnetic Radiography for specific markets, consisting of (i) illicit material detection, (ii) above surface or subsurface nuclear or other hazardous material remediation, (iii) marine dredging sites (inland and ocean) and (iv) oil exploration, from Trylon Metrics, Inc. Eurotech licenses the illicit materials detection application to another company and licenses the remaining three applications to us.

            These technologies use a non-contact inspection methodology that creates signals that are then interpreted by a digital analyzer that allows identification of elemental or compound materials from their empirically determined properties. Acoustic Core is used in applications that are predominately wet (i.e., riverbeds, wetlands) and Electromagnetic Radiography is used in dry environments. Research has verified that Acoustic Core and Electromagnetic Radiography can identify materials by their acoustic or electromagnetic signatures, but the feature of these technologies that we believe is unique is their ability to map in three dimensions the existence of target materials at extremely low concentrations at depths of up to 300 feet. The capabilities of these technologies complement the EKOR(TM) product line by, for example, allowing tanks of waste to be monitored for leaks and the leaks, when discovered, targeted for repair. Acoustic Core and Electromagnetic Radiography may have applications in markets that involve subsurface evaluation, from contamination discovery and monitoring, to resource discovery.

            Both Acoustic Core and Electromagnetic Radiography have been tested at Department of Energy sites (Oak Ridge and Idaho National Engineering & Environmental Laboratory) on a variety of materials. Sandia National Laboratory conducted an in-depth evaluation of the science behind these technologies in 1999 and concluded that they provide a unique capability to identify and map in three dimensions low levels of material concentration at substantial depths. We believe that these products are more cost effective than other current methods. During the fourth quarter of 2001, Eurotech submitted several proposals to the Department of Energy for evaluation of areas of potential contamination and to commercial entities being pressured by the Environmental Protection Agency for potential subsurface contamination, but these technologies have not been selected for inclusion in currently funded programs to date.

            MARKETING OF ELECTROMAGNETIC RADIOGRAPHY AND ACOUSTIC CORE

            In conjunction with the marketing of EKOR(TM), we intend to market Electromagnetic Radiography and Acoustic Core to a variety of facilities requiring detection of nuclear waste contaminants and other environmentally hazardous substances in subsurface soil and ground water resulting from leaking storage tanks or toxic chemical spills. We are currently seeking a manufacturing partner for Electromagnetic Radiography and Acoustic Core, and we are waiting until we find such a partner to pursue our marketing strategy for Electromagnetic Radiography and Acoustic Core.

            RAD-X

            Rad-X is a technology intended for use as an interior fire-resistant fixative for equipment or facilities with contaminated surfaces. Rad-X differs from EKOR(TM) Sealer Plus in that it is not weather-resistant and does not have the chemical, radiation and aging resistance needed for long-term protection. Rad-X provides a low-cost fixative for surfaces that are scheduled for disassembly or dismantlement and need strong adhesion (glue-down of contaminated particles that could become airborne) and fire-resistance properties. Rad-X was first marketed in 2001.

            MARKETING OF RAD-X

            Rad-X was initially created for feasibility testing at Department of Energy's Rocky Flats Environmental Testing Site and was delivered in late September 2001. Testing of Rad-X at other laboratories occurred in November 2001. This testing confirmed its fire and smoke resistance properties. We believe that Rad-X can satisfy proposed Department of Energy fire and smoke criteria for certain specialized applications. Eurotech has marketed Rad-X in connection with EKOR(TM) at Department of Energy sites that performed decommissioning or hazardous material management in 2002, and we intend to continue this strategy.

            We are currently seeking a manufacturing partner for Rad-X, and we are waiting until we find such a partner to pursue our marketing strategy for Rad-X. While sales of Rad-X during the year ended December 31, 2003 were $7,801, representing 94.6% of our revenue for the year ended December 31, 2003 for the licensed technologies division (this excludes the revenue of our hosting and website maintenance business, which is presented as discontinued operations), sales of Rad-X during the year ended December 31, 2003 consisted primarily of sales of samples.

            RAPIDLY BIODEGRADABLE HYDROPHOBIC MATERIAL

            Rapidly biodegradable hydrophobic material is a new, hydrophobic (water resistant), strong, cheap, and completely biodegradable cellulose-based composite material. Rapidly biodegradable hydrophobic is intended to improve the properties of both paper and plastic packaging materials. The material can be used as a commodity in trade, industry, and agriculture for a wide range of applications. To date, most attempts to produce biodegradable products for consumers have focused on developing plastics that could biodegrade. Rapidly biodegradable hydrophobic takes a different approach by making cellulose-based material with the same physical properties as plastic, except the material biodegrades completely in the same time as regular paper bags.

            Rapidly biodegradable hydrophobic consists of cellulose (paper) and biodegradable organic additives. Biodegradation of Rapidly Biodegradable Hydrophobic occurs in wet soil through normal enzymatic action of various microorganisms - fungi and bacteria. We believe that the main advantages of Rapidly Biodegradable Hydrophobic are:

            o Strength. Its strength characteristics, especially combined with low elongation and acquired water resistance of the material, makes Rapidly Biodegradable Hydrophobic unique and desirable for packaging applications.

            o Water Resistance. It can resist water for one week. Most of the existing biodegradable packaging products are not hydrophobic and will fail if wetted during use.

            o Biodegradable Nature. Enzymes begin breaking down Rapidly Biodegradable Hydrophobic in natural moist environments such as soil. Microorganisms then decompose the material with rapidly occurring metabolic reactions. Rapidly biodegradable hydrophobic is completely converted into carbon dioxide, water, and biomass in two to three months in wet soil.

            o Reproducible Natural Raw Materials. It uses cellulose, a widely available and renewable raw material.

            o Relatively Low Cost. The main obstacle to widespread use of biodegradable polymers has been cost. Biodegradable polymers are traditionally significantly more expensive than commodity polymers. The high costs involved in the production of biodegradable polymers means that they cannot compete favorably with conventional polymers. This high cost has deterred the widespread adoption of biodegradable plastics in major consumer applications. At an additional cost of less than 10%, and sometimes less depending on the type of material treated, materials treated with Rapidly Biodegradable Hydrophobic provide plastic-like performance and are biodegradable.

            We believe that there is a large number of potential applications for Rapidly Biodegradable Hydrophobic. Because Rapidly Biodegradable Hydrophobic can be applied on sheets, films and fibers, it is suitable for a range of single-use products, including, among others, grocery and waste bags, the top, and back sheets of disposable diapers, and disposable eating utensils.

            MARKETING OF RAPIDLY BIODEGRADABLE HYDROPHOBIC

            Eurotech has marketed Rapidly Biodegradable Hydrophobic through its web site during 2001 and 2002. We intend to continue this strategy. We are currently seeking a manufacturing partner for Rapidly

Biodegradable Hydrophobic, and we are waiting until we find such a partner to pursue our marketing strategy for Rapidly Biodegradable Hydrophobic.

            LIQUID EBONITE MATERIAL

            Liquid Ebonite Material is a synthetic liquid rubber with enhanced mechanical, permeability and anti-corrosive qualities as compared to conventional sheet rubber coverings. In laboratory testings, coverings made with liquid ebonite material, as compared to conventional sheet rubber coverings, have displayed greater resistance to harsh chemicals such as acids, alkalis and benzene, and have been successfully applied to intricate and complex surfaces such as sieve meshing. Based on the physical and chemical properties of liquid ebonite material, and on the basis of such tests, we believe that liquid ebonite material coverings are capable of providing superior protection to small-diameter piping and to the intricate parts of pumps, fans, and centrifuge rotors. Liquid ebonite material can be applied to form surface coverings using standard coating techniques, including spraying and dipping.

            MARKETING OF LIQUID EBONITE MATERIAL

            Eurotech has marketed liquid ebonite material through its web site during 2001 and 2002. We intend to use the same strategy for marketing liquid ebonite material. We are currently seeking a manufacturing partner for liquid ebonite material, and we are waiting until we find such a partner to pursue our marketing strategy for liquid ebonite material.

            FIRESIL(TM)

            Firesil(TM) is an environmentally compatible fire-stop material with good adhesion properties to hydrophilic and hydrophobic surfaces. It exhibits strong fire resistance, thermostability, and water resistance characteristics.

            MARKETING OF FIRESIL(TM)

            We intend to market Firesil(TM) directly to corporations that are prospective candidates for sub-licensing the technology. Eurotech has held discussions with U.S. government agencies and insurance companies. Firesil(TM) was tested by an accredited lab to ASTM protocol and passed such tests. We are currently seeking a manufacturing partner for Firesil(TM), and we are waiting until we find such a partner to pursue our marketing strategy for Firesil(TM).

COMPETITION

            The licensed technologies are targeted at highly competitive markets. Due to the nature and size of some of the markets and some of the projects for which the licensed technologies may be applicable, there are other competitors who may have significantly greater name recognition and greater financial and more resources than we do. For example, EKOR(TM) is a composite material based on a silicone polymer that is different from other silicones produced by manufacturers such as GE Silicones and Dow Corning. It has been tested in U.S. and foreign labs to resist radiation and corrosives. At the field application at Chernobyl, it performed as well as it did in the laboratory. We are not aware of any other polymer materials used in the nuclear markets that can match or exceed EKOR(TM)'s performance and can compete with EKOR(TM). While, EKOR(TM) is more expensive than traditionally used coatings and encapsulants, it can solve many more tasks. However, the company that we purchased the licenses from had a difficult time penetrating the nuclear industry because of their lack of experience in this market and inertia of the clients who are used to more traditional encapsulation methods and materials. We have been able to learn and use their past experiences and hope we to have an easier time penetrating the market in Europe and then in the United States.

            As another example, HNIPU produces polyurethanes without the use of toxic isocyanates and has the same properties as traditional polyurethanes for the same level of performance. Some of the major producers of polyurethanes used in coatings and finishes, sealants and adhesives, which products may compete with the HNIPU technology, include Akzo Nobel, Dow Chemical and Kansai Bayer. These are companies that produce the traditional polyurethane components.

INTELLECTUAL PROPERTY RIGHTS

            In accordance with industry practice, we have relied primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect the proprietary rights related to our hosting and website maintenance business. We have sought to protect our software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. We have tried to use non-disclosure and confidentiality agreements with employees, vendors, contractors, consultants and customers to address these concerns. As a regular part of our business activities, we intend to submit patent applications to protect our developed intellectual property, improvements and extensions, although we do not know whether any technologies that we develop will be patentable.

            Many entities, including some developing technologies similar to ours, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to the technologies that we license from Eurotech. In general, if a court determines that one or more of the licensed technologies infringes on intellectual property held by others, we would be required to cease infringing on intellectual property held by others, we would be required to cease developing or marketing those products or to obtain licenses to develop and market those products from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, the entity might be predisposed to exercise its right to prohibit our use of its intellectual property in our products and services.

            We cannot assure you that we are aware of all patents and other intellectual property rights that the licensed technologies may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which the licensed technologies may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation, which we may not have the resources to pursue.

            We cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Those costs, and their impact on our financial position, could be material. Damages in patent infringement cases can also include a tripling of actual damages in certain cases. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results.

            In addition, there may be entities developing and marketing technologies which infringe on patents and intellectual property rights held by us. Patent infringement claims are protracted and costly. We may not have the resources to adequately protect our intellectual property. Any expenditures to pursue intellectual property rights by us could negatively affect us.

            EKOR(TM) INTELLECTUAL PROPERTY RIGHTS

            The Euro-Asian Physical Society has patented EKOR(TM) in the United State, Russia, and other industrialized countries. On March 23, 1999, the U.S. Patent and Trademark Office issued to Euro-Asian Physical Society Patent No. 5,886,060 on the process for manufacturing one of the EKOR(TM) compound variants. Pursuant to a sub-license agreement, Eurotech is the exclusive global licensee of EKOR(TM). We are an exclusive licensee of Eurotech. Eurotech has applied for trademark protection for the mark "EKOR" with the U.S. Patent and Trademark Office.

            HYBRID NONISOCYANATE POLYURETHANE INTELLECTUAL PROPERTY RIGHTS

            U.S. Patent Number 6120905 for Hybrid Nonisocyanate Polyurethane network polymers and composites formed therefrom was issued on September 19, 2000. Patents for this technology have also been issued in Europe (EP 1088021, PCT WO 9965969) and Australia (4441099). These patents have been assigned to Eurotech. A patent application has been submitted in the United States for the method of synthesis of cyclocarbonates and nonisocyanate or hybrid nonisocyanate network polyurethanes and has been assigned to Eurotech. We are a licensee of Eurotech.

            ELECTROMAGNETIC RADIOGRAPHY AND ACOUSTIC CORE INTELLECTUAL PROPERTY RIGHTS

            U.S. Patent Number 4,922,467 for acoustic detection apparatus (Acoustic Core) was issued to David Caulfield on May 1, 1990 and subsequently assigned to Ocean Data Equipment Corporation. This patent was significantly improved, for which U.S. Patent Number 6,545,945 was issued on April 8, 2003. Electromagnetic Radiography technology has been protected under trade secret laws. The worldwide exclusive licensing rights to these technologies for the detection of nuclear and hazardous materials at nuclear remediation and marine dredging sites, and for oil exploration, were obtained by Eurotech and, except to the extent related to the illicit materials detection application of these technologies, were subsequently licensed to us.

            RAD-X INTELLECTUAL PROPERTY RIGHTS

            Eurotech has protected its interest in Rad-X by treating the formulation as proprietary property and entering into confidentiality agreements with its partners.

            RAPIDLY BIODEGRADABLE HYDROPHOBIC MATERIAL INTELLECTUAL PROPERTY RIGHTS

            Rademate, an entity in which Eurotech is an investor, was issued U.S. Patent #6294265 for "Hydrophobic biodegradable cellulose-containing material" for Rapidly Biodegradable Hydrophobic material on September 25, 2001. Rademate has one application with the Israeli Patent Office (126306), dated September 23, 1998, which is pending. Eurotech has licensed to us the intellectual property rights that it has in Rapidly Biodegradable Hydrophobic material.

            LIQUID EBONITE MATERIAL INTELLECTUAL PROPERTY RIGHTS

            Eurotech has acquired the intellectual property rights associated with U.S. Patent #6303683 (issued October 16, 2001) for liquid ebonite mixtures and coatings, and concretes formed therefrom and an application filed under the Patent Cooperation Treaty (PCT/US99/16883) on July 26,1999 by Dr. Figovsky, the inventor of these technologies. We have an exclusive license from Eurotech.

            FIRESIL(TM) INTELLECTUAL PROPERTY RIGHTS

            Eurotech has acquired the formula for Firesil(TM) from Dr. Figovsky, its inventor, in 2000. Eurotech terminated the patent applications and has elected to protect this formula as a trade secret. Eurotech owns the federally registered trademark "Firesil". We are the exclusive licensee of Eurotech.

EMPLOYEES

            As of September 15, 2004, we had two full-time consultants.

CUSTOMERS

            We have manufactured numerous samples of EKOR(TM) and Hybrid Nonisocyanate Polyurethane for potential customers in Europe and the United States. On November 17, 2003, we entered into an agreement for the manufacture and distribution of Hybrid Nonisocyanate Polyurethane with Environmental Friendly Materials. Environmental Friendly Materials has told us that it has succeeded in making sample production runs and anticipates being in full production by the fourth quarter of 2004.

INSURANCE

            We maintain liability and other insurance that we believe to be customary and generally consistent with industry practice. We believe that such insurance is adequate to cover potential claims relating to our existing business activities.

GOVERNMENT REGULATION

            The use of EKOR(TM) is subject to U.S. environmental safety laws and regulations pertaining to the safe use and containment of hazardous and nuclear waste. Based on the results of tests conducted by Eurotech, we believe that the EKOR(TM) compounds meet current applicable regulations for safe use, containment and storage of hazardous and nuclear materials. It is, however, possible that more stringent or different standards may be adopted or applied in the future that might influence the intended use for EKOR(TM), and it is also possible that the standards, if adopted or applied, may materially increase the cost to us of using EKOR(TM) compounds or prevent their use altogether. We are not aware of any other U.S. or foreign laws or regulations that significantly hinder the marketing, sale, or use of EKOR(TM) based materials.

            The manufacture of Hybrid Nonisocyanate Polyurethane and operation of Electromagnetic Radiography and Acoustic Core equipment is not expected to be impacted adversely by government regulations. Hybrid Nonisocyanate Polyurethane's MDDS identifies the limited risks associated with the manufacture, handling and application of the non-isocyanate polyurethane. OSHA outlines operational regulations as related to acoustic frequencies and power levels as might be applied to Electromagnetic Radiography and Acoustic Core operations.

            The manufacture and use of Hybrid Nonisocyanate Polyurethane is subject to U.S. environmental safety laws and regulations pertaining to the safe use of chemicals and polymeric materials. While Hybrid Nonisocyanate Polyurethane does not use highly toxic compounds like isocyanates, it is still subject to governmental regulations, but based on preliminary assessments by Eurotech we believe that Hybrid Nonisocyanate Polyurethane compounds will meet current and future regulations. If we are successful in licensing various Hybrid Nonisocyanate Polyurethane binders to chemical and polymer manufacturers, we expect that the licensees will bear the costs of applying for government approvals required for manufacturing and industrial usage. We are not aware of any other U.S. or foreign laws or regulations that significantly hinder the marketing, sale, or use of Hybrid Nonisocyanate Polyurethane based materials.

                                    PROPERTY

            We lease space in Ridgefield, Connecticut. The lease expires on September 30, 2006.

            We believe that our present facilities are adequate to meet our current needs. If new or additional space is required, we believe that adequate facilities are available at competitive prices in the respective areas.

                        DIRECTORS AND EXECUTIVE OFFICERS
            Our directors and executive officer are as follows:

NAME                    AGE   POSITION
----------------------  ---   --------------------------------------------------
Michael Sheppard .....  55    Chief Executive Officer, President, Chief
                              Financial Officer, Chief Operating Officer,
                              and Chairman of the Board
Randolph Graves ......  64    Vice President; Director
Mark Allen ...........  40    Secretary; Director


            Our board of directors is divided into three classes, each of which serves a three-year term. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Mr. Sheppard and Dr. Graves were elected at our special meeting of stockholders on March 22, 2004. Mr. Graves is a Class I director, Mr. Allen is a class II director and Mr. Sheppard is a Class III director. Our Class I director will serve until our 2004 annual meeting of stockholders, our Class II director will serve until our 2005 annual meeting of stockholders and our Class III director will serve until our 2006 annual meeting of stockholders. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

            RANDOLPH A. GRAVES, JR., DSC. has served as a vice president since May 2003 and a director since March 2003. Dr. Graves has also served as the chief financial officer of Eurotech, Ltd. since November 2001. From May 1995 to January 1998, he served as the chief executive officer and chairman of Eurotech and from May 1995 to January 1998 and since December 1999, he served as a member of its board of directors. Dr. Graves is currently a member of George Washington University's National Advisory Council for the School of Engineering Applied Science. During his 26 year career at NASA, he served on numerous managerial and technical panels and committees including the White House's Federal Coordinating Council on Science Engineering and Technology Subcommittee on High Performance Computing and NATO's Advisory Group on Aerospace Research and Development Fluid Dynamics Panel. Dr. Graves serves as a director of DayStar Technologies, Inc. He was awarded a Sloan Fellowship at Stanford University's Graduate School of Business in 1982 and received NASA's Exceptional Performance Award for his managerial activities at NASA Headquarters.

            MICHAEL SHEPPARD, has served as our president, chief operating officer and chief financial officer since July 2004. He has served as our acting chairman of our board of directors since November 2001. From May 2003 to July 2004, he served as our vice president and chief operating officer of our licensed technology division. From December 2002 to May 2003, he served as a consultant to our company. From 1997 to December 2002, he served as the president and chief operating officer of Technest Holdings, Inc. (f/k/a Financial Intranet, Inc.). From 1995 to 1997, Mr. Sheppard served as the chief operating officer of Freelinq Communications, a provider of real time video-on-demand via ATM/XDSL technology. From 1992 to 1995, he served as the chief executive officer of MLS Lighting Ltd., a company in the entertainment sector. From 1980 to 1992, Mr. Sheppard served as the president of Lee America, a Westward Communications Company. Mr. Sheppard received a BA and an MFA from New York University.

            MARK ALLEN, has served as our secretary and director since July 2004. He founded and has served as the president since June 1999 of True to Form Limited, Inc., a company which develops, manufacturers and distributes high-end lighting and architectural products for the hospital industry. From 1995 to March 1999, he served as the chief executive officer of CSL Lighting Manufacturing Inc. Mr. Allen received his B.S. in financial management from Syracuse University.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

            Directors who are not our employees are eligible to receive automatic grants of stock options under our Non-Employee Directors Stock Option Plan and may receive additional grants of options under such plan at the discretion of the compensation committee of the board of directors. None of our directors received any compensation in 2003.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION SUMMARY

            The following table provides summary information concerning the compensation earned by our executive officers for services rendered in all capacities for 2001, 2002, and 2003. George Bokuchava, Ph.D. served as our chief technical officer until May 31, 2004, Timothy Robinson served as our executive vice president and chief financial officer until July 2004 and Nino Doijashvili, Ph.D. served as our director of technical services until May 2004. Michael Sheppard served as our vice president of our licensed technologies division until July 2004 when he was appointed by the board of directors to serve as our president, chief financial officer and chief operating officer.

            Other annual compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of those perquisites and other personal benefits was less than $50,000 and constituted less than ten percent of the executive officers' respective total annual salary and bonus.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                                                    -------------------
NAME AND POSITION                            YEAR      SALARY($)     BONUS($)(1)
-----------------                            ----      ---------     -----------

George Bokuchava, Ph.D. ..................   2003      $111,250          0
    Chief Technical Officer                  2002      $105,000          0
                                             2001      $105,000          0

Timothy R. Robinson ......................   2003      $135,000          0
    Executive Vice President,                2002      $135,000          0
    Chief Financial Officer                  2001      $135,000       $25,000

Nino Doijashvili .........................   2003      $108,875          0
    Director of Technical Services           2002      $102,000          0
                                             2001      $102,000          0

Michael Sheppard .........................   2003      $119,000          0
    Vice President of Licensed                --          --            --
    Technologies Division                     --          --            --

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

            The following table provides information concerning stock options held at December 31, 2003 by the executive officers named in the summary compensation table.

         OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                                       VALUE OF UNEXERCISED IN-
                               NUMBER OF SECURITIES UNDERLYING AT         THE-MONEY OPTIONS
                                UNEXERCISED OPTIONS AT FY-END(#)              FY-END($)
                                --------------------------------              ---------
NAME                              EXERCISABLE    UNEXERCISABLE        EXERCISABLE   UNEXERCISABLE
-----------------------------     ----------------------------        ---------------------------
George Bokuchava, Ph.D. .....        25,000            0                  $0              $0
Timothy R. Robinson .........       150,000            0                  $0              $0
Nino Doijashvili ............        46,428            0                  $0              $0
Michael Sheppard ............             0            0                  $0              $0

EMPLOYMENT ARRANGEMENTS

            We had entered into employment agreements with Timothy R. Robinson, George Bokuchava and Nino Doijashvili, our former executive officers. In connection with our sale of our hosting and website maintenance business to Tulix Systems, Inc. on May 31, 2004, each of these executive officers agreed to terminate his employment agreement with us, waived any right to severance and resigned as one of our executive officers.

            Our employment agreement with Timothy R. Robinson, our executive vice president and chief financial officer provided for an annual base salary of $135,000 and for annual bonus compensation up to 30% of base salary. He was also awarded 150,000 stock options at $0.75 per share. If we terminated the agreement without cause, if there was a change of control of the company, or if we relocated Mr. Robinson or diminished his title, role or compensation, we would have been required to pay him an amount equal to six months' salary. Mr. Robinson was entitled to participate in our employee fringe benefit plans or programs generally available to our employees. The agreement required Mr. Robinson to maintain the confidentiality of our proprietary information. In addition, under certain circumstances, it prohibited Mr. Robinson, for a period of 18 months after his employment with us ends, from engaging in any business activity, which is in competition with our business.

            Our employment agreement with George Bokuchava, our chief technical officer provided for an annual base salary of not less than $105,000. If we terminated the agreement without cause or if there was change in control, we would be required to pay him an amount equal to nine months' salary. The agreement required Mr. Bokuchava to maintain the confidentiality of our proprietary information.

            Our employment agreement with Nino Doijashvili, our director technical services. We paid her an annual base salary of not less than $10,200. The agreement required her to maintain the confidentiality of our proprietary information. In addition, it prohibited Ms. Doijashvili, for a period of 18 months after her employment with us ends, from engaging in any business activity, which is in competition with our business.

                       EQUITY COMPENSATION PLAN DISCLOSURE

            The following table provides information as of December 31, 2003 regarding shares authorized for issuance under our equity compensation plans, including individual compensation arrangements.

            The equity compensation plans approved by our stockholders are our employee stock option plan and non-employee directors' stock option plan. As of December 31, 2003, we did not have any equity compensation plans that were not approved by our stockholders.

                                      NUMBER OF SECURITIES TO BE
                                       ISSUED UPON EXERCISE OF        WEIGHTED-AVERAGE EXERCISE      NUMBER OF SECURITIES REMAINING
                                    OUTSTANDING OPTIONS, WARRANTS       PRICE OF OUTSTANDING        AVAILABLE FOR FUTURE ISSUANCE
PLAN CATEGORY                                 AND RIGHTS             OPTIONS, WARRANTS AND RIGHTS   UNDER EQUITY COMPENSATION PLANS
-----------------------------       -----------------------------    ----------------------------   -------------------------------
Equity Compensation Plans
  Approved by Security Holders                329,419                          $ 2.61                           329,419
Equity Compensation Plans Not
  Approved by Security Holders                   N/A                             N/A                               N/A

            TOTAL                             329,419                          $ 2.61                           329,419


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            At the close of business on September 15, 2004, there were issued and outstanding 11,018,529 shares of our common stock. The following table provides information regarding beneficial ownership of our common stock as of September 15, 2004 by:

            o each person known by us to be the beneficial owner of more than five percent of our common stock;

            o  each of our directors;

            o  each executive officer named in the summary compensation table;
               and

            o  all of our current directors and executive officers as a group.

            The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Shares included in the "Right to Acquire" column consist of shares that may be purchased through the exercise of options that vest within 60 days of September 15, 2004.

                                                     SHARES BENEFICIALLY OWNED
                                        --------------------------------------------------
                                                       RIGHT TO
NAME AND ADDRESS OF BENEFICIAL OWNER    OUTSTANDING     ACQUIRE        TOTAL       PERCENT
------------------------------------    -----------     -------        -----       -------
Brittany Capital Management Ltd.......    735,000       394,932(1)   1,129,932     9.9%(1)
   Cumberland House
   #27 Cumberland Street
   P.O. Box N-10818
   Nassau, New Providence Island,
   The Bahamas
Michael Sheppard .....................          0             0              0       *
Randolph Graves ......................          0             0              0       *
Mark Allen ...........................          0             0              0       *
George Bokuchava, Ph.D. (2) ..........     39,559        25,000         64,559       *
Nino Doijashvili (3) .................      4,240        46,428         50,668       *
Timothy Robinson (4) .................          0       150,000        150,000     1.3%
All current directors and executive
  officers as a group (3 persons) ....          0             0              0       *
------------------

* Represents beneficial ownership of less than 1.0%.

(1) Brittany Capital Management has the right to acquire these share of our common stock upon conversion of shares of our Series I preferred stock. The terms of the Series I preferred stock limit the number of shares that a stockholder may convert at any given if the common stock held by such stockholder after conversion would exceed 9.9%. Were the 9.9% limitation disregarded, the shares of Series I preferred stock held by Brittany Capital Management would be convertible into 4,905,000 shares of our common stock.
(2)  Mr. Bokuchava resigned from our company on May 31, 2004.
(3)  Mr. Doijashvili resigned from our company on May 31, 2004.
(4) Mr. Robinson resigned from our company as an officer on May 31, 2004 and as a director on July 1, 2004.


              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

            Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

            A corporation also shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other state court shall deem proper.

            Article Twelve of our amended and restated bylaws states that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all expenses, liabilities and other matters referred to in or covered by such section and further that the indemnification provided in such bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            We sold substantially all of our assets used in our hosting and web site maintenance business to Tulix. Timothy R. Robinson, George Bokuchava and Nino Doijashvili are the officers and directors of Tulix and own all of its outstanding stock. Until, May 31, 2004, they were also our officers and directors, with the exception of Mr. Robinson who resigned as a director on July 1, 2004. As consideration for these assets, Tulix issued to us shares of its common stock that will represent 15% of its outstanding shares; issued to us a secured promissory note for a principal amount of $70,000; and, assumed certain of our obligations.

            We entered into a private equity credit agreement with Brittany Capital Management LLC in September 2003. The private equity credit agreement committed Brittany to purchase up to $10,000,000 of our common stock . Brittany currently owns 735,000 shares of our common stock and 490.5 shares of our Series I preferred stock.

            In May 2003, we entered into a licensing agreement with Eurotech, Ltd. Dr. Graves, a member of our board of directors and a vice president, is also the chief financial officer and a member of the board of directors of Eurotech. In exchange for the licenses, we issued to Eurotech 11,250 shares of our Series F preferred stock and 1,069 shares of our Series G preferred stock, and will pay Eurotech a royalty of seven percent (7%) on net sales generated by the licensed technologies and a royalty of four percent (4%) on net sales generated by products and services that are improvements on the licensed technologies. The holders of the outstanding shares of our Series F preferred stock cancelled their outstanding shares of our Series F preferred stock in exchange for shares of our Series H preferred stock.

            In July 2003, we also executed a secured promissory note in favor of McNab LLC that allows us to borrow up to $542,950. McNab owns the outstanding shares of our Series C, Series D, and Series E preferred stock. In addition, McNab agreed to accept payment for approximately $2,000,000 of penalties that may be owed to it in shares of our common stock for our failure to register for resale shares of our common stock issuable upon conversion of its outstanding preferred stock.

                            DESCRIPTION OF SECURITIES

            Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of September 15, 2004, we had 11,018,529 shares of our common stock issued and outstanding.

COMMON STOCK

            VOTING: Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

            DIVIDENDS: Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

            LIQUIDATION AND DISSOLUTION: In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

            OTHER RIGHTS AND RESTRICTIONS: All outstanding shares are fully paid and nonassessable.

            LISTING: Our common stock is traded on the over-the-counter bulletin board.

PREFERRED STOCK

            Our certificate of incorporation authorizes us to issue shares of our preferred stock from time to time in one or more series without stockholder approval. The following is a summary description of the principal terms of each series of our preferred stock with shares outstanding as of the date of this prospectus, as well as other information with respect to each series. For a complete statement of all the terms of each series of preferred stock, please review the applicable certificate of designation that we have previously filed.

            We have made the following designations:

            o  125 shares are designated as Series B preferred stock, of which
               17.8125 are outstanding

            o  175 shares are designated as Series C preferred stock, of which
               90.141 are outstanding

            o  75 shares are designated as Series D preferred stock, of which
               1.29125 are outstanding

            o 100 shares are designated as Series E preferred stock, of which all are outstanding

            o 1,069 shares are designated as Series G preferred stock, of which all are outstanding

            o 13,500 shares are designated as Series H preferred stock, of which all are outstanding

            o 490.5 shares are designated as Series I preferred stock, of which all are outstanding

            The terms of our series of preferred stock are summarized below:

            DIVIDENDS: No series of preferred stock accrues dividends. However, no dividends may be paid with respect to the common stock unless (i) we obtain the permission of the holders of a majority of the outstanding shares of each series of preferred stock or (ii) we issue to each preferred stockholder an equivalent dividend with respect their preferred stock on an as-converted basis (without regard to any percentage limitations set forth in the conversion feature, as described in further detail below). In any case, we may not issue any dividends if, after fulfilling the rights of the holders of all series of preferred stock, our cash and cash equivalents would be less than the sum of (i) our liabilities and (ii) 120% of the aggregate liquidation payment that would be payable to the holders of preferred stock were a liquidation to take place on that date.

            VOTING RIGHTS: Except as otherwise provided under Delaware law, the holders of preferred stock have no right to vote their shares with the holders of our common stock on any issue before the stockholders. However, each series of preferred stock is entitled to vote as a separate class on any action that would result in a change to the rights, powers or preferences of the preferred stock of such series. In the case of the Series B through the Series E preferred stock, the action must be approved by holders of a majority of the outstanding shares of each series so affected, and in the case of Series G through Series I preferred stock, the action must be approved by holders of at least two-thirds of the outstanding shares of each series so affected.

            REDEMPTION: Provided we have lawfully available funds, we may elect to redeem shares of each of the Series B, Series C, Series D and Series E preferred stock. However, with respect to each series, we may redeem only in blocks of at least 20 shares. The Series G, Series H and Series I preferred stock carry no redemption feature.

            DISSOLUTION: In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the Series B, Series C, Series D and Series E preferred stock will receive a liquidation payment per share equal to the "stated value" for such series, which is the sum of the initial "stated value" of $20,000 plus an additional premium for each one-year period a share is outstanding (and a pro rata portion thereof for the part of the current year completed, if any, as of the date of dissolution). The applicable premiums are set forth below:

            SERIES                         PREMIUM PER SHARE
            ------                         -----------------
            Series B                            $1,000
            Series C                            $1,000
            Series D                            $1,200
            Series E                            $1,600

The holders of the Series G and Series H preferred stock will receive a liquidation payment per share of $1,000, and the holders of the Series I preferred stock will receive a liquidation payment per share of $100.

            CONVERSION: Each series of preferred stock is convertible at the option of the stockholder at any time. The conversion features of the preferred stock differ by series and they are detailed below:

            Each share of Series B preferred stock is convertible into a number of shares of common stock equal to the number obtained by dividing the stated value (calculated in the same manner is in the case of a dissolution) by (i) $5.23 or (ii) the average closing bid price of our common stock for any four consecutive business days falling within the 25 business days immediately preceding the conversion date, whichever is lower.

            Each share of Series C preferred stock is convertible into a number of shares of common stock equal to the number obtained by dividing the stated value (calculated in the same manner is in the case of a dissolution) by 82.5% of (i) $5.875 or (ii) the average closing bid price of our common stock for the five trading days immediately preceding the conversion date, whichever is lower.

            Each share of Series D preferred stock is convertible into a number of shares of common stock equal to the number obtained by dividing the stated value (calculated in the same manner is in the case of a dissolution) by 82.5% of (i) $5.875 or (ii) the average closing bid price of our common stock for the five trading days immediately preceding the conversion date, whichever is lower.

            Each share of Series E preferred stock is convertible into a number of shares of common stock equal to the number obtained by dividing the stated value (calculated in the same manner is in the case of a dissolution) by 82.5% of (i) $3.53 or (ii) the average closing bid price of our common stock for the five trading days immediately preceding the conversion date, whichever is lower.

            Each share of Series G preferred stock is convertible into a number of shares of common stock equal to the number obtained by dividing $1,000 by 82.5% of the average closing bid price of our common stock for the five trading days immediately preceding the conversion date.

            Each share of Series H preferred stock is convertible into 10,000 shares of our common stock.

            Each share of Series I preferred stock is convertible into 10,000 shares of our common stock.

            MAXIMUM NUMBER OF SHARES ISSUABLE: The terms of our preferred stock limit the number of shares that a stockholder may convert at any given time if the common stock held by such stockholder after conversion would exceed the percentages of our outstanding common stock set forth below:

             SERIES                      PERCENT LIMITATION
             ------                      ------------------
            Series B                            4.99%
            Series C                            4.9%
            Series D                            4.9%
            Series E                            4.9%
            Series G                            9.9%
            Series H                            9.9%
            Series I                            9.9%

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

            Provisions of Delaware law, our charter and our by-laws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

            AUTHORIZED BUT UNISSUED STOCK. We have shares of common stock and preferred stock available for future issuance, in some cases without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans.

            The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

            BUSINESS COMBINATIONS. As a Delaware corporation, we are subject to
Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date the person becomes an interested stockholder, unless the business combination or the transaction in which the person becomes an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An interested stockholder includes a person who, together with affiliates and associates, owns, or did own within three years before the person was determined to be an interested stockholder, 15% or more of a corporation's voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price of our common stock.

            STAGGERED BOARD; REMOVAL OF DIRECTORS. Our charter and by-laws provide:

            o for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms;

            o That directors may be removed only for cause by the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock entitled to vote; and

            o any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by the vote of a majority of the directors then in office.

The limitations on the removal of directors and the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Our charter and by-laws require the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of these provisions.

            STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our charter and by-laws provide that:

            o any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting; and

            o special meetings of the stockholders may be called by the board of directors, the chairman of the board of directors, or at the request of the holder or holders of not less than 40% in voting power of our shares of capital stock issued and outstanding and entitled to vote on the issue to be voted on at the special meeting.

The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because that person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting. Our charter and by-laws require the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal the provisions relating to the calling of a special meeting of stockholders.

            ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our by-laws provide that nominations for election to the board of directors may be made either by the board or by a stockholder who complies with specified advance notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at a stockholders' meeting. These provisions prevent stockholders from making nominations for directors and proposals from the floor at any stockholders' meeting and require any stockholder making a nomination or proposal to give us advance notice of the names of the nominees or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, before the meeting at which directors are to be elected or action is to be taken. Our secretary must generally receive the notice at least 60 days before the date of the meeting. The notice must contain, among other things, a description of the business the stockholder desires to bring before the meeting, its reasons for doing so, the name and address of the stockholder, any material interest the stockholder may have in the business and the stockholder's beneficial ownership of our securities.

            These provisions may have the effect of delaying stockholder action. Our charter and by-laws require the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal these provisions.

            LIMITATION OF LIABILITY. Our charter limits the liability of our directors for beach of their fiduciary duties to the maximum extent permitted by Delaware law. Under our charter, no director will be personally liable for monetary damages for breach of his or her fiduciary duties as a director except for liability:

            o for any breach of the director's duty of loyalty to us or our stockholders;

            o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

            o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

            o for any transaction from which the director derives an improper personal benefit.

            INDEMNIFICATION. Our by-laws contain provisions to indemnify our directors and officers to the maximum extent permitted by Delaware law. We believe that indemnification under our charter covers at least negligence on the part of an indemnified person. Our charter permits us to advance expenses incurred by an indemnified person in connection with the defense of any action or proceeding arising out of the person's status or service as our director, officer, employee or other agent upon an undertaking by the person to repay those advances if it is ultimately determined that the person is not entitled to indemnification. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors and officers.

TRANSFER AGENT

            The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

            Once the registration statement of which this prospectus is part becomes effective with the Commission, the shares covered by this prospectus may be offered and sold from time to time by the selling stockholders or their pledgees, donees, or successors in interest. Such sales may be made on the OTC Bulletin Board, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by any means permitted under law, including one or more of the following:

            o a block trade in which a broker-dealer engaged by a selling stockholder will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

            o an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

            o ordinary brokerage transactions in which the broker solicits purchasers; and

            o  privately negotiated transactions.

            In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in the resales.

            In connection with distributions of the shares or otherwise, a selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares covered by this prospectus in the course of hedging the positions they assume with a selling stockholder. A selling stockholder may also sell the shares short and redeliver the shares to close out such short positions. A selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell or otherwise transfer under this prospectus. A selling stockholder may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

            Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from a selling stockholder in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

            We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

            All costs, expenses and fees in connection with the registration of the shares will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the shares.

            We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective for a period of one year. Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144.

            The selling stockholders are not obligated to sell any or all of the shares covered by this prospectus.

            We have advised the selling stockholders that in order to comply with the securities laws of certain states, the shares must be sold only through registered or licensed brokers or dealers, and that the sale and issuance of shares may be subject to the notice filing requirements of certain states.

REGULATION M

            We have informed the selling stockholder that Regulation M promulgated under the Securities Exchange Act of 1934, may be applicable to it with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

            During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit it from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.


                              AVAILABLE INFORMATION

            We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

            This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

            o read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

            o obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                                  LEGAL MATTERS

            Foley Hoag LLP of 155 Seaport Boulevard, Boston, Massachusetts 02210 has advised us about the legality and validity of the shares. We know of no members of Foley Hoag who are beneficial owners of our common stock or preferred stock.

                                     EXPERTS

            Our consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Sherb & Co., LLP, a registered independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                          Page
                                                                          ----

Report of Independent Registered Public Accounting Firm                    46

Consolidated Balance Sheets as of December 31, 2002 and 2003               47

Consolidated Statements of Operations for Each of the Three
   Years in the Period Ended December 31, 2003                             48

Consolidated Statements of Changes in Stockholders' Equity
   (Deficit) for Each of the Three Years in the Period Ended
   December 31, 2003                                                       49

Consolidated Statements of Cash Flows for Each of the Three
  Years in the Period Ended December 31, 2003                              50

Notes to Consolidated Financial Statements                                 51

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM


Board of Directors
Homecom Communications, Inc.


We have audited the accompanying consolidated balance sheets of HomeCom Communications, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements a re free o f material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement and presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HomeCom Communications, Inc. and subsidiaries as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended December 31, 2003, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses and negative cash flows since its inception and has an accumulated deficit. The Company is dependent on continued financing from investors to sustain its activities and there is no assurance that such financing will be available. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         /s/Sherb & Company, LLC
                                         ---------------------------------------
                                         Sherb & Company, LLC
                                         Certified Public Accountants
New York, New York
May 12, 2004


                                   HOMECOM COMMUNICATIONS, INC.
                                   CONSOLIDATED BALANCE SHEETS

                                                                                December 31,
                                                                       ----------------------------
                                                                           2002            2003
                                                                       ------------    ------------
                                 ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                           $    160,342    $     71,818
   Accounts receivable, net                                                 243,159         274,418
                                                                       ------------    ------------
       Total current assets                                                 403,501         346,236
Prepaid expenses                                                             20,358          27,257
Furniture, fixtures and equipment, net                                       83,695         105,624
Intangible assets, net                                                         --           871,164
                                                                       ------------    ------------
Total assets                                                           $    507,554    $  1,350,281
                                                                       ============    ============

                 LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                               $  2,109,069    $  2,807,924
                                                                       ------------    ------------
       Total current liabilities                                          2,109,069       2,807,924
   Note payable                                                                --           255,000
   Convertible preferred stock (See note 6)                                    --         6,442,133
                                                                       ------------    ------------
       Total liabilities                                                  2,109,069       9,505,057
                                                                       ------------    ------------
   Redeemable Convertible Preferred stock, Series B, $.01 par value,
     125 shares authorized, 125 shares issued and 17.8 shares
     outstanding at  December 31, 2002, convertible, participating
     (See Note 7)                                                           251,750            --
                                                                       ------------    ------------

STOCKHOLDERS' DEFICIT:
   Common stock, $.0001 par value, 15,000,000 shares authorized,
     14,999,157 shares issued and outstanding at December 31, 2002
     and 2003, respectively                                                   1,500           1,500
   Preferred stock, Series C, $.01 par value, 175 shares issued and authorized, 90.5 shares outstanding at December 31, 2002,
     convertible, participating (See Note 8)                                      1            --
   Preferred stock, Series D, $.01 par value, 75 shares issued and authorized, 1.3 shares outstanding at December 31, 2002,
     convertible, participating (See Note 9)                                      1            --
   Preferred stock, Series E, $.01 par value, 106.4 shares issued and authorized, 106.4 shares outstanding at December 31, 2002,
     convertible, participating (See Note 10)                                     1            --
   Preferred stock, Series H, $.01 par value, 13,500 shares
     authorized, 13,500 shares issued and outstanding as of at
     December 31, 2003, convertible, participating; $13,500,000
     liquidation value at December 31, 2003                                    --               135
   Treasury stock, 123,695 shares at December 31, 2003                       (8,659)         (8,659)
   Additional paid-in capital                                            23,949,577      19,228,820
   Accumulated deficit                                                  (25,795,686)    (27,376,572)
                                                                       ------------    ------------
       Total stockholders' deficit                                       (1,853,265)     (8,154,776)
                                                                       ------------    ------------
       Total liabilities and stockholders' deficit                     $    507,554    $  1,350,281
                                                                       ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                                                -47-

                                   HOMECOM COMMUNICATIONS, INC.
                               CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  Year Ended December 31,
                                                       --------------------------------------------
                                                           2001            2002            2003
                                                       ------------    ------------    ------------

Revenues                                               $       --      $       --      $      8,246
Cost of revenues                                               --              --             8,731
                                                       ------------    ------------    ------------
GROSS PROFIT                                                   --              --              (485)
                                                       ------------    ------------    ------------

OPERATING EXPENSES:
   Sales and marketing
   Product development
   General and administrative                               286,946         187,449         325,281
   Depreciation and amortization                               --              --           115,059
   Asset impairment charge                                  493,905          52,584            --
                                                       ------------    ------------    ------------
   Total operating expenses                                 780,851         240,033         440,340
                                                       ------------    ------------    ------------
OPERATING LOSS                                             (780,851)       (240,033)       (440,825)

OTHER INCOME
    Interest expense                                           --              --           480,135
    Other income                                           (146,362)        (26,637)        (91,826)
                                                       ------------    ------------    ------------
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES        (634,489)       (213,396)       (829,134)

INCOME TAX PROVISION (BENEFIT)
                                                       ------------    ------------    ------------
LOSS FROM CONTINUING OPERATIONS                            (634,489)       (213,396)       (829,134)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE,
   NET OF TAX                                                  --              --          (802,730)
GAIN (LOSS) ON DISPOSAL OF DISCONTINUED BUSINESS
   SEGMENT                                                  394,543            --          (125,030)
GAIN (LOSS) FROM DISCONTINUED OPERATIONS                   (212,515)        118,001         176,008
                                                       ------------    ------------    ------------
NET LOSS                                                   (452,461)        (95,395)     (1,580,886)

DEEMED PREFERRED STOCK DIVIDEND                            (708,778)       (706,733)       (336,361)
                                                       ------------    ------------    ------------
LOSS APPLICABLE TO COMMON SHAREHOLDERS                 $ (1,161,239)   $   (802,128)   $ (1,917,247)
                                                       ============    ============    ============

GAIN (LOSS) PER SHARE--BASIC AND DILUTED
     CONTINUING OPERATIONS                             $     (0.136)   $     (0.061)   $     (0.078)
     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
       PRINCIPLE, NET OF TAX                                   --              --            (0.053)
     DISCONTINUED OPERATIONS                                  0.018           0.008           0.003
                                                       ------------    ------------    ------------
             TOTAL                                     $     (0.118)   $     (0.053)   $     (0.128)
                                                       ============    ============    ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  BASIC AND DILUTED                                       9,869,074      14,999,157      14,999,157
                                                       ============    ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                                      -48-

                                     HOMECOM COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                   For Each of the Three Years in the Period Ended December 31, 2003


                                      Preferred Stock                  Common Stock            Treasury
                                  Shares          Amount          Shares         Amount         Stock
                               ------------    ------------    ------------   ------------   ------------
Balance, December 31, 2000              200    $          3       9,359,156   $        936   $       --

Receipt of Treasury stock              --              --              --             --           (8,659)
Conversion of Series C
  preferred stock to
  common shares                          (2)           --         5,640,000            564           --
Penalties on preferred
  stock                                --              --              --             --             --
Net loss                               --              --              --             --             --
                               ------------    ------------    ------------   ------------   ------------
Balance, December 31, 2001              198               3      14,999,157          1,500         (8,659)

Penalties on preferred stock           --              --              --             --             --
Net loss                               --              --              --             --             --
                               ------------    ------------    ------------   ------------   ------------
Balance, December 31, 2002              198               3      14,999,157          1,500         (8,659)

Issuance of Series H
  preferred stock (see
  note 11)                           13,500             135            --             --             --
Reclassification of
  preferred stock (see
  note 6)                              (198)             (3)           --             --             --
Penalties on preferred
  stock                                --              --              --             --             --
Net loss                               --              --              --             --             --
                               ------------    ------------    ------------   ------------   ------------
Balance, December 31, 2003           13,500    $        135      14,999,157   $      1,500   $     (8,659)
                               ============    ============    ============   ============   ============

Table continues below.

                                Additional                                       Total
                                 Paid-In       Subscriptions   Accumulated    Stockholders'
                                 Capital        Receivable       Deficit        Deficit
                               ------------    ------------   ------------    ------------
Balance, December 31, 2000     $ 25,226,101    $          0   $(25,247,830)   $    (20,790)

Receipt of Treasury stock              --              --             --            (8,659)
Conversion of Series C
   preferred stock to
   common shares                       (564)           --             --              --
Penalties on preferred
   stock                           (637,573)           --             --          (637,573)
Net loss                               --              --         (452,461)       (452,461)
                               ------------    ------------   ------------    ------------
Balance, December 31, 2001       24,587,964               0    (25,700,291)     (1,119,483)

Penalties on preferred stock       (638,387)           --             --          (638,387)
Net loss                               --              --          (95,395)        (95,395)
                               ------------    ------------   ------------    ------------
Balance, December 31, 2002     $ 23,949,577               0    (25,795,686)     (1,853,265)

Issuance of Series H
  preferred stock (see
  note 11)                             --              --             --               135
Reclassification of
  preferred stock (see
  note 6)                        (4,401,563)           --             --        (4,401,566)
Penalties on preferred
  stock                            (319,194)           --             --          (319,194)
Net loss                               --              --       (1,580,886)     (1,580,886)
                               ------------    ------------   ------------    ------------
Balance, December 31, 2003     $ 19,228,820    $          0   $(27,376,572)   $ (8,154,776)
                               ============    ============   ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                                      -49-

                                            HOMECOM COMMUNICATIONS, INC.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Year Ended December 31,
                                                                            -----------------------------------------
                                                                                2001           2002           2003
                                                                            -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                  $  (452,461)   $   (95,395)   $(1,580,886)
  Adjustments to reconcile net loss to cash used in operating activities:
    Cumulative effect of a change in accounting principle                          --             --          802,730
    Write down of investment, fixed assets and intangibles                      477,759         52,584           --
    Provision for bad debts                                                      37,472        (24,813)         3,499
    Deferred rent expense                                                         2,698         (5,480)          --
    Change in operating assets and liabilities:
      Accounts receivable                                                        24,433        (64,202)       (34,758)
      Prepaid expenses                                                             --          (20,358)        (6,899)
      Accounts payable and accrued expenses                                    (982,431)       (56,962)       619,749
    Loss on sale of division                                                       --             --         (125,030)
                                                                            -----------    -----------    -----------
   Net cash used in operating activities                                       (892,530)      (214,626)      (321,595)
                                                                            -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of furniture, fixtures and equipment                                  (15,679)       (38,378)       (21,929)
 Proceeds from sale of divisions                                                864,603           --             --
                                                                            -----------    -----------    -----------
    Net cash provided by (used in) investing activities                         848,924        (38,378)       (21,929)
                                                                            -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of capital lease obligations                                        (63,764)          --             --
  Issuance of Note Payable                                                         --             --          255,000
                                                                            -----------    -----------    -----------
  Net cash provided by (used in) financing activities                           (63,764)          --          255,000
                                                                            -----------    -----------    -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                   $  (107,370)   $  (253,004)       (88,524)
CASH AND CASH EQUIVALENTS at beginning of year                                  520,716        413,346        160,342
                                                                            -----------    -----------    -----------
CASH AND CASH EQUIVALENTS at end of year                                    $   413,346    $   160,342    $    71,818
                                                                            ===========    ===========    ===========


Supplemental Data:

Year 2003

Preferred stock issued for acquisition of technology licenses, $986,223

Accrued penalty on preferred stock, $638,388

Year 2001

1.63 shares of preferred stock were converted into 5,640,000 shares of common stock. 123,695 shares of common stock were returned to the Company and classified as treasury stock (See Note 12).


             The accompanying notes are an integral part of these consolidated financial statements.

                                                       -50-

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Basis of Presentation--Going Concern

     Historically, HomeCom Communications, Inc. (the "Company") developed and marketed specialized software applications, products and services to enable financial institutions and their customers to use the Internet and intranets/extranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. Revenue was derived from professional web development services, software licensing, application development, insurance and securities sales commissions, hosting fees and transactions fees.

     On May 22, 2003, the company completed a transaction with Eurotech, Ltd. ("Eurotech") to license certain technologies related to hazardous materials handling, electromagnetic radiography, and chemical processing. Currently, we license the EKOR, HNIPU, EMR/AC, Rad-X, Firesil, LEM and RBHM technologies from Eurotech. We intend to use these licenses to derive revenue by partnering with other technology firms to sell raw materials to producers to manufacture, distribute and sell or to sublicense these technologies and collect royalties and/or licensing fees.

     The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred significant losses since its incorporation, resulting in an accumulated deficit at December 31, 2003 of approximately $27 million. The Company continues to experience negative cash flows from operations and is dependent on continued financing from investors to sustain its activities. There is no assurance that such financing will be available. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Asset Impairment

     The Company evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance in SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends. The Company recognized a charge of $52,584 and $493,905 during the years ending December 31, 2002 and 2001 respectively for asset impairment.

Intangible Assets

     Intangible assets represent the technologies licensed from Eurotech. These licenses were valued at $986,223 and are being amortized on a straight line basis over five years. The current intangible balance of $871,164 represents the original valuation less $115,059 amortized through December 31, 2003.

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, subsequent to acquisition, after the elimination of all significant intercompany accounts and transactions.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     For purposes of the statements of cash flows, management considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable, Net

     Accounts receivable are shown net of the allowance for doubtful accounts.

                               Allowance for Doubtful Accounts
                             Three Years ended December 31, 2003

    Description         Balance at   Additions (Reductions)     Deductions        Balance at
                       Beginning of   Charged to Costs and   (A/R Written Off   End of Period
                          Period            Expenses            to Bad Debt)
--------------------   ------------  ----------------------  ----------------   -------------
Year Ending 12/31/01    $ (31,075)         $ (52,321)             $ 14,850        $(68,546)
Year Ending 12/31/02    $ (68,546)         $ (21,113)             $ 45,926        $(43,733)
Year Ending 12/31/03    $ (43,733)         $ (10,479)             $  6,980        $(47,232)


Furniture, Fixtures and Equipment, Net

     Furniture, fixtures and equipment are recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets. Furniture and fixtures are depreciated over a 5 year life; computer equipment is depreciated over a 3 year life. Assets recorded under capital leases are amortized over the shorter of their useful lives or the term of the related leases using the straight-line method. Maintenance and repairs are charged to expense as incurred. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in income. The company has suspended depreciation of its assets related to its Internet Services unit.

Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments approximates fair value.

Revenue Recognition

     Revenue from the sale of products related to our licensed technology is recognized upon shipment of the product provided that title passes, the price is fixed or determinable and collection of the receivable is probable.

Advertising Expenses

     Advertising costs are expensed when incurred. No advertising expenses were incurred for the years ended December 31, 2001, 2002 or 2003.

Income Taxes

     The Company accounts for income taxes using the asset and liability method as described by Statement of Financial Accounting Standards No. 109, Accounting For Income Taxes ("SFAS No. 109").

     Under SFAS 109 the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The Company provides a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.

Basic and Diluted Loss Per Share

     Basic and diluted loss per share are calculated according to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). Due to the net loss position of the Company for each of the three years in the period ending December 31, 2003, the numerator and denominator are the same for both basic and diluted loss per share.

     The table below illustrates the calculation of the loss per share amounts attributable to continuing and discontinued operations applicable to common shareholders.

                                                                          Year Ended December 31,
                                                              --------------------------------------------
                                                                   2001            2002            2003
                                                              ------------    ------------    ------------
Loss from continuing operations                               $   (634,489)   $   (213,396)   $   (829,134)
Less: Cumulative effect of change in accounting principle,
   net of tax                                                         --              --          (802,730)
Less: Deemed Preferred stock dividend                             (708,778)       (706,733)       (336,361)
                                                              ------------    ------------    ------------
Loss from continuing operations applicable to common
   shareholders                                                 (1,343,267)       (920,129)     (1,968,225)
Discontinued operations                                            182,028         118,001          50,978
                                                              ------------    ------------    ------------
Net loss applicable to common shareholders                    $ (1,161,239)   $    (95,395)   $ (1,917,247)
                                                              ============    ============    ============
Weighted average common shares outstanding--
   Basic and diluted                                             9,869,074      14,999,157      14,999,157
                                                              ------------    ------------    ------------
Loss per share--continuing operations                         $     (0.136)   $     (0.061)   $     (0.078)
Gain per share--discontinued operations                              0.018           0.008           0.003
                                                              ------------    ------------    ------------
Loss per share--before cumulative effect of accounting
   principle                                                        (0.118)         (0.053)         (0.066)
Loss per share--cumulative effect of a change in accounting
   principle, net of tax                                              --              --            (0.053)
                                                              ------------    ------------    ------------
                                                              $     (0.118)   $     (0.053)   $     (0.128)
                                                              ============    ============    ============

     The Company has not declared or paid any dividends to the shareholders of the Preferred Stock. However, the Preferred Stock possesses conversion rights (the "Beneficial Conversion Feature") that are analogous to dividends. Accordingly, the Beneficial Conversion Feature has been accounted for as a Deemed Preferred Stock Dividend. (See footnotes 7, 8, 9 and 10). Historically the Company accrued penalty interest related to the failure to register common stock as required by various private placement agreements and prior to adoption of SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", on July 1, 2003, this penalty interest was accounted for as a deemed preferred stock dividend as well (see footnote 6).

Recently Issued Accounting Standards

     In December 2003, the FASB issued Interpretation No. 46 (as revised), "Consolidation of Variable Interest Entities." Implementation of the provisions of FIN 46 is effective for the first reporting period after March 15, 2004. FIN 46 requires the consolidation of entities that are controlled by a company through interests other than voting interests. Under the requirements of this interpretation, an entity that maintains a majority of the risks or reward associated with VIEs , also known as Special Purpose Entities, is viewed to be effectively in the same position as the parent in a parent-subsidiary relationship. The Company has determined that it has not created or entered into any VIEs that would require consolidation. The Company believes the adoption of the provisions of FIN 46 in the first quarter of 2004 will have no impact on its results of operations, cash flows or financial position.

     In April 2003, the FASB issued Statement No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The provisions of this Statement are effective for all derivatives and hedging activity that the Company enters into after June 30, 2003. The adoption of this Statement had no impact on the Company's results of operations, cash flows or financial position.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146), which addresses the recognition, measurement, and reporting of costs associated with exit or disposal activities and supercedes EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF 94-3). The fundamental difference between SFAS No. 146 and EITF 94-3 is the requirement that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date an entity commits to an exit plan, which by itself, does not create an obligation that meets the definition of a liability. SFAS No. 146 also requires that the initial measurement of a liability be recorded at fair value. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with an early application encouraged. The adoption of this statement had no impact on the Company's results of operations, cash flows or financial position.

Stock Based Compensation

     The Company applies the intrinsic value method, Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), in accounting for employee stock-based compensation arrangements. The Company has included the pro-forma disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation". Non-employee stock compensation arrangements are accounted for under FAS 123 and EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees, or in Conjunction with Selling Goods or Services."

     Based on calculations using the Black-Scholes option-pricing model, the weighted average grant date fair value of options and warrants was $0, $0 and $0 in 2001, 2002 and 2003, respectively. The fair value has been estimated using the following assumptions used for grants in 2001, 2002 and 2003, respectively: no dividend yield for all periods; an expected life of 5 years for all periods; volatility of 106%, 110% and 110%; and weighted average risk free interest rates was not applicable.

     The pro forma impact on the Company's net loss per share had compensation cost for all of the Company's stock-based compensation plans been recorded at the date of grant based on the method prescribed by SFAS No. 123 is shown below:

                                                 Year Ended December 31,
                                        ---------------------------------------
                                            2001          2002          2003
                                        -----------    ---------    -----------
Loss applicable to common shareholders:
  As reported                           $(1,161,239)   $(802,128)   $(1,917,247)
  Pro forma                              (1,073,237)    (971,837)    (2,010,388)
Basic and diluted loss per share:
  As reported                                (0.118)      (0.053)        (0.128)
  Pro forma                                  (0.109)      (0.065)        (0.134)


Other Matters

     Certain prior year amounts have been reclassified to conform to current year presentation.

2. FURNITURE, FIXTURES AND EQUIPMENT, NET

     Furniture, fixtures and equipment, net, are comprised of the following as of:


                                                                December 31,
                                                           ---------------------
                                                             2002         2003
                                                           --------     --------
Furniture and fixtures                                     $ 29,525     $ 17,715
Computer equipment                                          106,754       87,909
                                                           --------     --------
                                                            136,279      105,624
Less: write down to fair value less costs to sell            52,584
                                                           --------     --------
                                                           $ 83,695     $105,624
                                                           ========     ========

     During the year ending December 31, 2002 Furniture, Fixtures and Equipment was adjusted to reflect estimated realizable value pending sale.

3. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                               December 31,
                                                                   2003
                                                                ---------
Licensed Technology Rights                                        986,223
Amortization to date                                             (115,059)
                                                                ---------
                                                                $ 871,164
                                                                =========

     The technologies licensed from Eurotech were valued at $986,223 and are being amortized on a straight line basis over five years. The current intangible balance of $871,164 represents the original valuation less $115,059 amortized through December 31, 2003.

4. SEGMENT INFORMATION

     On March 27, 2003, we entered into an asset purchase agreement to sell the remaining assets of the Company's Internet Services segment. With the entrance into the licensing agreement with Eurotech on May 22, 2003 this segment, Licensed Technologies, has become the Company's only operating segment.

     The Internet Services segment contributed a loss of $212,000 for the year ending December 31, 2001, a gain of $118,001 in the year ending December 31, 2002 and a gain of $176,008 in the year ending December 31, 2003.

5. COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under non-cancelable operating lease agreements expiring through 2003. The Company has previously entered into capital leases of computer equipment. Future minimum lease payments under operating leases are $170,758 for the year ending December 31, 2004.

     As of March 26, 2004 we occupy approximately 7,000 square feet in one office building in Atlanta, Georgia under a lease expiring in October 2004. This facility serves as our headquarters and computer center. We have abandoned an office in New York City where we used to occupy approximately 3,400 square feet under a lease that expired in January 2003.

     As of December 31, 2003 we have an accrual for real estate disposition liabilities of approximately $81,317, which we believe will be sufficient to settle all obligations related to the closing and abandonment of our offices in New York.

     Rental expense under operating leases was approximately $150,307, $157,772 and $177,825 for the years ended December 31, 2001, 2002 and 2003 respectively.

     Various legal proceedings may arise in the normal course of business. Additionally, the Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Moreover, customers of the Company could use computer files and information stored on or transmitted to Web server computers maintained by the Company to engage in illegal activities that may be unknown or undetectable by the Company, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Company's computer systems. Any such actions could subject the Company to liability to third parties. The Company does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

6. EQUITY AND CONVERTIBLE DEBT TRANSACTIONS

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. For financial instruments created before the issuance date of this statement, transition shall be achieved by reporting the cumulative effect of a change in accounting principle by initially measuring the financial instrument at fair value. We adopted SFAS 150 on July 1, 2003.

     Since the Series B, C, D, E and G Preferred Stock represent financial instruments that embody unconditional obligations that will be settled with a variable number of the Company's common equity shares, based on a fixed monetary amount that was known at inception, the Company reclassified its Series B, C, D, E and G Preferred Stock as a long term liability and recorded a loss of $802,730 as a cumulative effect of a change in accounting principle. We recorded each series of Preferred Stock at its liquidation value as of July 1, 2003. The Company believes that this represents the fair value of the obligation. Preferred stock classified as a liability is reflected in the following table.


Series                                                       December 31, 2003
------                                                       -----------------

Preferred B                                                      $  432,283
Preferred C                                                       2,235,834
Preferred D                                                          31,639
Preferred E                                                       2,673,377
Preferred G                                                       1,069,000
                                                                 ----------
     Total preferred stock                                       $6,442,133
                                                                 ==========


     In accordance with the terms of the private placement agreements underlying our Series B, C, D, E, and G Preferred Stock, penalties accrue at the rate of 2% per 30 day period of the outstanding purchase price of the unregistered securities. Prior to the adoption of SFAS No. 150, these penalties were recorded as deemed dividends in the amounts of $637,572, $638,387 and $319,194 for the years ended December 31, 2001, 2002 and 2003 respectively. Since the adoption of

SFAS No. 150, and for the period from July 1, 2003 until December 31, 2003, the Company has recorded $319,194 in interest expense related to the penalty and $150,273 in interest expense related to the required increase in stated value as called for in the conversion rate calculation of the Series B, C, D and E Preferred stock.

     At December 31, 2003, 142,000 warrants were outstanding at a weighted average exercise price of $5.05.

7. ISSUANCE OF SERIES B PREFERRED STOCK

     The Company issued Series B Preferred Stock totaling $2,500,000 on March 25, 1999 (the "Issuance Date"). The Series B Preferred Stock investors were issued 125 shares of preferred stock, having a stated value of $20,000 per share, and 225,000 warrants to purchase common stock at $5.70 per share. The Company paid offering costs of $216,250 cash plus 25,000 warrants to purchase common stock at $5.70 per share, resulting in net proceeds to the Company of $2,283,750 for the preferred shares and warrants.

     The Series B Preferred Stock bears no dividends and is convertible at the option of the holder at the earlier of 90 days after issuance or the effective date of a registration statement covering the shares. The warrants are exercisable at any time and expire five years from the date of issuance.

     The Series B Preferred Stock is convertible into common stock at a conversion price equal to the lower of (a) the average of the closing price for four consecutive trading days in the twenty-five consecutive trading days ending one day prior to the conversion date ($4.86 at the Issuance date) and (b) $5.23. The number of common shares into which the Series B Preferred Stock is convertible is determined by dividing the stated value of the Series B Preferred Stock, increased by 5% annually, by the conversion price. As the Series B Preferred Stock was to be automatically convertible on March 24, 2002, the most beneficial conversion ratio was determined to include the additional common shares attributable to the 5% annual increase for the three year period ending in 2002. After adjustment for this additional benefit the $4.86 conversion price is reduced to $4.23, the most beneficial conversion price at the Issuance Date.

     In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $2,283,750 to the preferred stock and the warrants based on their relative fair values at the Issuance Date, resulting in $1,766,217 assigned to the preferred stock and $517,533 assigned to the warrants as of March 24, 1999. The Company then allocated $899,284 of the Series B net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. Approximately $18,000 and $2,672 of the beneficial conversion was amortized in 2000 and 2001, respectively. During 1999, 10 shares of Series B Preferred Stock were converted into 63,317 shares of common stock. During 2000, 97.19 shares of Series B Preferred Stock were converted into 902,307 shares of common stock.

     The Company has the option to redeem the Series B Preferred Stock after 110 days for 120% of face value. Additionally, if the Company has issued common stock upon conversion of the Series B Preferred Stock such that 19.99% of the common stock outstanding is held by the preferred shareholders, the Company must obtain approval of the shareholders before any more preferred shares can be converted. If such approval is not obtained within 60 days of notice, the preferred shareholders may require the Company to repurchase the remaining Series B Preferred Stock at 120% of face value. Historically the Series B Preferred Stock was presented outside of permanent equity as the outcome of the shareholder vote, and possible redemption, was outside of the control of the Company.

     In March of 2002, the outstanding shares of our Series B preferred stock were scheduled to convert automatically into shares of common stock, pursuant to the Certificate of Designations governing our Series B preferred stock; however, because we did not have a sufficient number of authorized shares of Common Stock available for issuance upon conversion of these shares of Series B preferred stock, no shares of Series B preferred stock have been converted. These provisions have subsequently been waived by the holders of the Series B preferred stock (see note 15).

8. ISSUANCE OF SERIES C PREFERRED STOCK

     On July 28, 1999, the Company completed a private placement of $3,500,000 principal amount of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock") and warrants to acquire up to 59,574 shares of Common Stock (the "Series C Preferred Warrants"). The Series C Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 6% per year (such stated value, as increased from time to time, is referred to as the "Series C Stated Value"). Each Series C Preferred Share is convertible, from and after 120 days following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing the Series C Stated Value by the lesser of
(a) $5.875, and (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. Any Series C Preferred Stock issued and outstanding on July 22, 2002 to automatically be converted into Common Stock at the conversion price then in effect.

     In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $3,323,748 to the preferred stock and the warrants based on their relative fair values at the Issuance Date, resulting in $3,170,904 assigned to the preferred stock and $152,844 assigned to the warrants as of July 27, 1999. The Company then allocated $1,678,505 of the Series C net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. Approximately $72,000 and $190 of the beneficial conversion was amortized in 2000 and 2001, respectively. During 1999, 37.5 shares of Series C Preferred Stock were converted into 281,460 shares of common stock. During 2000, 45.4 shares of Series C Preferred Stock were converted in to 802,056 shares of common stock. During 2001, 1.63 shares of Series C Preferred Stock was converted into 5,640,000 shares of Common Stock.

     The Company has the right, in its sole discretion, to redeem, from time to time, any or all of the Series C Preferred Stock; provided that certain conditions are met, including the availability of cash, credit or standby underwriting facilities available to fund the redemption at 120% of the original purchase price.

     In July 2002, the outstanding shares of our Series C preferred stock were scheduled to convert automatically into shares of common stock, pursuant to the Certificate of Designations governing our Series C preferred stock; however, because we did not have a sufficient number of authorized shares of common stock available for issuance upon conversion of these shares of Series C preferred stock, no shares of Series C preferred stock have been converted. These provisions have subsequently been waived by the holders of the Series C preferred stock (see note 15).

     The Series C Preferred Warrants expire on July 27, 2004 and have an exercise price of $7.34 per share, subject to adjustment under certain circumstances.

9. ISSUANCE OF SERIES D PREFERRED STOCK

     On September 28, 1999, the Company completed a private placement of $1,500,000 principal amount of the Company's Series D Convertible Preferred Stock, par value $.01 per share (the "Series D Preferred Stock") and warrants to acquire up to 25,000 shares of Common Stock (the "Series D Preferred Warrants"). The Series D Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 6% per year (such stated value, as increased from time to time, is referred to as the "Series D Stated Value"). Each Series D Preferred Share is convertible, from and after 120 days following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing the Series D Stated Value by the lesser of (a) $5.875, and (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. Any Series D Preferred Stock issued and outstanding on September 22, 2002 was to automatically be converted into Common Stock at the conversion price then in effect.

     In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $1,423,750 to the preferred stock and the warrants based on their relative fair values at the Issuance Date, resulting in $1,387,477 assigned to the preferred stock and $36,273 assigned to the warrants as of September 28, 1999. The Company then allocated $642,084 of the Series D net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. Approximately $280,000 and $281,000 of the beneficial conversion was amortized in 1999 and 2000, respectively. During 2000, 73.7 shares of Series D Preferred Stock were converted into 589,573 shares of common stock.

     The right of the holders of the Series D Preferred Stock to convert their shares is also subject to the following restrictions: (i) during the period beginning on the issuance date through the following 90 days, each holder may not convert more than 25% of the Series D Preferred Stock purchased by such holder; (ii) during the period beginning on the issuance date through the following 120 days, each holder may not convert more than 50% of the Series D Preferred Stock purchased by such holder; and (iii) during the period beginning on the issuance date through the following 150 days, each holder may not convert more than 75% of the Series D Preferred Stock purchased by such holder. At any time after the issuance date, the Company shall have the right, in its sole discretion, to redeem, from time.

     In September 2002, the outstanding shares of our Series D preferred stock were scheduled to convert automatically into shares of common stock, pursuant to the Certificate of Designations governing our Series D preferred stock; however, because we did not have a sufficient number of authorized shares of common stock available for issuance upon conversion of these shares of Series D preferred stock, no shares of Series D preferred stock have been converted. These provisions have subsequently been waived by the holders of the Series D preferred stock (see note 15).

10. ISSUANCE OF SERIES E PREFERRED STOCK

     On April 14, 2000, the Company completed a private placement of $2,127,000 principal amount of the Company's Series E Convertible Preferred Stock, par value $.01 per share (the "Series E Preferred Stock") and warrants to acquire 66,667 shares of common stock (the "Series E Preferred Warrants"). The Series E Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 8% per year. Each Series E Preferred Share is convertible 120 days following the date of issuance, at the option of the holder, into such number of shares of common stock as is determined by dividing the Series E Stated Value by the lesser of (a) $3.53, or (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. Any Series E Preferred Stock issued and outstanding on April 14, 2003 were to automatically be converted into Common Stock at the conversion price then in effect. These provisions have now been waived by the holders of the Series E preferred stock (see note 15).

     Pursuant to certain registration rights granted to the investors in the private placement, we are obligated to file a registration statement under the Securities Act of 1933 with respect to a minimum of 1,808,293 shares of common stock issueable upon conversion of the Series E Preferred Stock and exercise of the Series E Preferred Warrants. The Company is obligated to pay penalties if the Registration Statement is not filed and/or declared effective within the specified time periods. As of March 12, 2003, such registration statement has not been declared effective and penalties are owed to the Series E Preferred Stock holders.

     At any time after the issuance date, the Company shall have the right, in its sole discretion, to redeem, from time to time, any or all of the Series E Preferred Stock; provided that certain conditions are met, including the availability of cash, credit or standby underwriting facilities available to fund the redemption. The redemption price will be calculated as (i) 105% of the original purchase price for the first 30 days following the issuance date; (ii) 110% of the original purchase price for the next 90 days thereafter and (iii) 120% of the original purchase price after 120 days from the issuance date.

     In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $1,855,426 to the Series E Preferred Stock and the Series E Preferred Warrants based on their relative fair values at the issuance date, resulting in $1,791,211 assigned to the Series E Preferred Stock and $64,215 assigned to the Series E Preferred Warrants as of April 14, 2000. The Company then allocated $1,059,347 of the Series E Preferred Stock net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. $1,058,656 had been amortized as of December 31, 2003.

     The Series E Preferred Warrants expire on April 14, 2005 and have an exercise price of $3.35 per share, subject to adjustment under certain circumstances.

11. EUROTECH TRANSACTION AND ISSUANCE OF SERIES F, G AND H PREFERRED STOCK

     On May 22, 2003, the Company entered into a License and Exchange Agreement with Eurotech. Under the provisions of that agreement the Company issued two series of preferred stock in consideration for the licensing arrangement.

     On May 22, 2003, the Company issued 13,500 shares of the Company's Series F Convertible Preferred Stock, par value $.01 per share. Each Series F Share was convertible into 10,000 shares of common stock and has a stated value of $1,000 per share. The holders of the outstanding shares of Series F Preferred Stock have cancelled and surrendered their Series F Shares and have been subsequently issued shares of Series H Preferred Stock.

     On September 30, 2003, the Company issued 13,500 shares of the Company's Series H Convertible Preferred Stock, par value $.01 per share. Each Series H Share is convertible into 10,000 shares of common stock and has a stated value of $1,000 per share; provided, however, that no holder of Series H shares may convert Series H shares into shares of common stock if the aggregate shares of common stock beneficially owned by such holder and its affiliates would exceed 9.9% of the outstanding shares of common stock following such conversion (excluding, for purposes of the calculation, the unconverted Series H Shares).

     On May 22, 2003, the Company issued 1,069 shares of the Company's Series G Convertible Preferred Stock, par value $.01 per share. The Series G shares have a stated value of $1,000 per share. Each Series G Preferred Share is convertible, from and after 120 days following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing $1,000 per share by a number equal to 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. No holder of Series G Shares may convert Series G Shares into shares of common stock if the aggregate shares of Common Stock beneficially owned by such holder and its affiliates would exceed 9.9% of the outstanding shares of Common Stock following such conversion (excluding, for purposes of the calculation, the unconverted Series G Shares). The Series G Preferred Stock has no mandatory conversion date. In determining the accounting for the beneficial conversion feature, the Company allocated $986,223 to the preferred stock based on its relative fair value at the Issuance Date. The Company then allocated $236,190 of the Series G value to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return beginning on the date when the shares are first convertible. No beneficial conversion has been amortized as series G preferred stock is not convertible until sufficient new common stock has been authorized and registered to provide for conversion of all other preferred stock in preference to series G shares.

12. STOCK OPTION PLANS

     The Company's Employee Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to officers, key employees and consultants. On March 3, 1999 at a Special Meeting of Stockholders, the Company's stockholders approved an amendment to the Stock Option Plan which increased the number of shares reserved for issuance under the Stock Option Plan to 2,000,000. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code or (ii) non-qualified stock options.

     The options granted to purchase shares under the Stock Option Plan. The options vest 25% per year and expire ten years after the grant date. The exercise price of the options was at or above the fair market value of the stock on the grant date.

     The Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to directors who are not officers or employees of the Company ("Non-Employee Directors"). The Company has reserved 300,000 shares of common stock for issuance under the Directors' Plan.

     The Directors' Plan provides for the automatic granting of an option to purchase 10,000 shares of common stock to each Non-Employee Director who is first appointed or elected to the Board of Directors. Also, each Non-Employee Director is automatically granted an option to purchase 5,000 shares of common stock on the date of each annual meeting of the Company's stockholders. Furthermore, the Directors' Plan allows the Board of Directors to make extraordinary grants of options to Non-Employee Directors.

     Option activity under all of the stock option plans is summarized as follows:

                                                                Year Ended December 31,
                                    ---------------------------------------------------------------------------------
                                                2001                      2002                        2003
                                    ---------------------------------------------------------------------------------
                                               Weighted-Average          Weighted-Average            Weighted-Average
                                     Shares        Exercise     Shares        Exercise       Shares       Exercise
                                                    Price                      Price                       Price
                                    ---------------------------------------------------------------------------------
Outstanding at beginning of year    $  791,644      $2.75       389,085        $2.31         387,419       $2.32
Granted                                      0       0.00             0         0.00               0        0.00
Exercised                                    0       0.00             0         0.00               0        0.00
Forfeited                             (402,559)      2.87        (1,666)        0.59               0        0.00
                                     ---------                ---------                    ---------
Outstanding at end of year             389,085       2.31       387,419         2.32         387,419        2.32
                                     =========                =========                    =========
Options exercisable at year end        239,081       3.32       329,419         2.61         387,419        2.32
                                     =========                =========                    =========
Shares available for future grant    1,610,915                1,612,581                    1,612,581
                                     =========                =========                    =========
 Weighted-average fair value
   of options granted during
   the year at the shares'
   fair value                       $     0.00                $    0.00                    $    0.00
                                    ==========                =========                    =========

The following table summarizes information about fixed options outstanding at December 31, 2003.

                                                          Weighted Average
                                                        Remaining Contractual
Exercise Prices                             Shares              Life
---------------                           ----------    ---------------------
$0.59-0.75                                   231,095             6.2
$2.18-4.55                                    95,687             5.3
$6.00-6.13                                    60,637             4.4
                                          ----------
                                             387,419             5.3
                                          ==========


13. ACQUISITIONS, DIVESTITURES AND DISCONTINED OPERATIONS

     FIMI/InsureRate

     On March 24, 1999, the Company acquired First Institutional Marketing, Inc., and certain of its affiliates ("FIMI") of Houston, Texas for total consideration of $4,236,104, consisting of 1,252,174 shares of common stock. The acquisition was accounted for as a purchase transaction. The value of the shares was determined by using the average closing stock price of the two days before and after the definitive agreement was publicly announced. The resulting intangible assets were being amortized over a period of approximately 3 to 7 years. Prior to the closing of the acquisition, the Company loaned the shareholders of FIMI $370,000 ("FIMI notes"). The notes were to be repaid in either cash or common stock and were collateralized by common stock. Additionally, the principal shareholders of FIMI were granted 300,000 warrants to acquire HomeCom common stock at an exercise price of $3.74 per share. Vesting of the warrants was contingent upon FIMI meeting certain operating goals as defined in the agreement.

     On January 31, 2001, the Company sold substantially all of the assets of FIMI and its affiliates to Digital Insurance, Inc. ("Digital") for approximately $458,000 in cash and the assumption of certain liabilities. Additionally, the FIMI notes were defaulted on and were exchanged for 123,695 shares of Company common stock that collateralized the notes. This Common stock was returned to the Company and has been treated as Treasury stock. It has been valued at $8,659, or $0.07 per share, the fair market value at closing. Additionally, the warrants were forfeited. The purchase price was established through arms' length negotiations between the Company and Digital.

     The Company has removed the results of this discontinued operation from the continuing operations of the Company for all periods presented. The Company recorded a loss of approximately $3 million on the sale of the assets of FIMI in 2000.

     Internet Banking

     On March 15, 2001, the Company sold substantially all of the assets of its Internet Banking group to Netzee, Inc. ("Netzee") for $406,603 in cash. The purchase price was established through arms' length negotiations between the Company and Netzee. The Company has removed the results of this discontinued operation from the continuing operations of the Company for all periods presented. The Company recorded a gain of $394,543 on the sale of the Internet Banking group in 2001.

     Internet Services

     On March 27, 2003, we entered into an Asset Purchase Agreement (the "Sale Agreement") with Tulix Systems, Inc. ("Tulix"), a company in which Gia Bokuchava, Nino Doijashvili and Timothy R. Robinson, who are officers and directors of the Company, are officers, directors and founding shareholders.

     Under the Sale Agreement, Tulix will purchase the assets used in the operation of our hosting and web site maintenance business, including intellectual property, equipment, contracts, certain accounts receivable in an aggregate amount of approximately $70,000, and cash of $50,000 (the "Asset Sale").

     The assets and liabilities of the Internet Services division are considered held for sale. The following is a representation of the portion of the balance sheet as of December 31, 2003 that is attributable to the division being sold.

                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                               50,000
  Accounts receivable, net                                                70,000
                                                                         -------
    Total current assets                                                 120,000
  Furniture, fixtures and equipment held for sale                        105,624
                                                                         -------
    Total assets                                                         225,624
                                                                         =======

                                   LIABILITIES

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                                    5,000
                                                                         -------
    Total current liabilities                                              5,000
                                                                         -------
    Total liabilities                                                      5,000
                                                                         =======

     The income from the segment held for sale is presented as the Internet Services segment in footnote 4 to the Financial Statements. The portion of Accounts Receivable that will be transferred to Tulix is subject to adjustment in accordance with the provisions of the purchase agreement.

14. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows, as of:

                                                     December 31,
                                      -----------------------------------------
                                         2001           2002           2003
                                      -----------    -----------    -----------
Temporary differences:
Allowance for uncollectibles          $    27,000    $    17,000    $    19,000
Capital losses                            167,000        167,000        167,000
Accrued legal fees                         24,000         18,000         19,000
Deferred rent expense                      96,000         83,000         33,000
Cash to accrual adjustment                 35,000              0              0
Estimated loss on segment disposal              0              0         50,000
Net operating loss carryforward         7,644,000      7,849,000      8,001,000
                                      -----------    -----------    -----------
Deferred tax asset                      7,993,000      8,134,000      8,289,000
Valuation allowance                    (7,975,000)    (8,010,000)    (8,083,000)
                                      -----------    -----------    -----------
Net deferred tax asset                     18,000        124,000        206,000

Depreciation                              (18,000)      (124,000)      (206,000)
                                      -----------    -----------    -----------
Deferred tax liability                    (18,000)      (124,000)      (206,000)
                                      -----------    -----------    -----------
Net deferred tax asset (liability)    $      --      $      --      $      --
                                      ===========    ===========    ===========


     At December 31, 2003, the Company had net operating loss carryforwards for income tax purposes of approximately $20 million which begin to expire in 2011. Realization of these assets is contingent on having future taxable earnings. In addition, certain stock transactions during 1997 resulted in the Company incurring an ownership change as defined in Internal Revenue Code Section 382. The result of this ownership change is to substantially limit the future utilization of the Company's net operating loss carryforwards as of the change date. Certain stock transactions occurring in 1998 and 1999 may have resulted in the Company incurring an ownership change, which may result in a limitation on the Company's future utilization of net operating loss carryforwards generated in 1998 and 1999. Based on the cumulative losses in recent years and the limitation and the use of the Company's net operating losses management believes that a full valuation allowance should be recorded against the deferred tax asset.

     The difference between the expected income tax benefit and the actual time benefit computed by using the federal statutory rate of 35% is as follows:

        Estimated income tax benefit at  statutory federal   $(553,000)
        rate                                                   (79,000)
        State income taxes, net of federal benefit             559,000
        Permanent differences                                   73,000
                                                             ---------
        Change in valuation allowance
                                                             $    --
                                                             =========

15. SUBSEQUENT EVENT

     On March 22, 2004 HomeCom Communications held a Special Meeting of the Stockholders where the following proposals were approved by the stockholders:
(1) a proposal to sell substantially all of the assets of HomeCom's hosting and website maintenance business to Tulix Systems, Inc., an entity in which Timothy
R. Robinson, Gia Bokuchava and Nino Doijashvili, who are directors and officers of HomeCom, are the sole shareholders, directors and officers; (2) a proposal to amend HomeCom's Certificate of Incorporation to change the name of the company to "Global Matrechs, Inc."; (3) a proposal to amend HomeCom's Certificate of Incorporation to increase the number of shares of common stock that HomeCom is authorized to issue from 15,000,000 to 300,000,000; (4) a proposal to amend HomeCom's Certificate of Incorporation to allow fewer than all of the stockholders to approve actions by written consent without a stockholder meeting; (5) a proposal to effect a reverse split of HomeCom's common stock at a ratio of between 1-for-5 and 1-for-15, if and when (but not later than December

31, 2004) the Board of Directors determines that such a reverse split is in the best interests of HomeCom; (6) proposals to amend the Certificates of Designations, Preferences and Rights of HomeCom's Series B, Series C, Series D and Series E preferred stock to delete the mandatory conversion provisions of those series; and, (7) a proposal to elect Michael Sheppard, Timothy R. Robinson, Gia Bokuchava, Nino Doijashvili, and Randolph A. Graves, Jr. to serve on HomeCom's Board of Directors. Approval of the stockholders is one of the prerequisites to HomeCom taking the actions set forth in the proposals.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Section 102(b)(7) of the Delaware General Corporation Law allows us to adopt a charter provision eliminating or limiting the personal liability of directors to us or our stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for:

            (a) any breach of the director's duty of loyalty to us or our stockholders;

            (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

            (c) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

            (d) any transaction from which the director derived an improper personal benefit.

            Article Seventh of our charter provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, subject to the limitations imposed by Section 102(b)(7). A principal effect of Article Seventh is to eliminate or limit the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

            Article Twelfth of our bylaws provides that we will indemnify our directors and officers to the fullest extent we are permitted or required to do so by Section 145 of the Delaware General Corporation Law. Section 145 provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was one of our directors, officers, agents or employees or is or was serving at our request as a director, officer, agent, or employee of another corporation.

            The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933.

            Section 145 of the Delaware General Corporation Law also allows us to obtain insurance on behalf of our directors and officers against liabilities incurred by them while serving as a director or officer or while serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not we would have the power to indemnify them against those liabilities. We have procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures our directors and officers against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by them and (b) insures us against losses (above a deductible amount) arising from any such claims, subject in each case to limitations stated in the policy.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

            The following table provides information regarding the various anticipated expenses payable by Global Matrechs in connection with the issuance and distribution of the securities being registered. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

            NATURE OF EXPENSE                                      AMOUNT
            -----------------                                      ------

            SEC registration fee ..............................    $   235.48
            Accounting fees and expenses ......................    $10,000
            Legal fees and expenses ...........................    $20,000
            Transfer agent fees ...............................        --
            Printing and related fees .........................        --
            Miscellaneous .....................................    $   764.52
                                                                   ----------
            Total .............................................    $31,000


ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

            We have issued the following unregistered securities within the last three years.

            On May 22, 2003, we entered into a license agreement with Eurotech, Ltd. whereby they licensed to us certain technology in exchange for 11,250 shares of our Series F preferred stock and 1,069 shares of our Series G preferred stock. Polymate, Ltd. was also issued 1,500 shares of our Series F preferred stock as partial consideration for their agreement to modify its rights to receive royalties from Eurotech and Greenfield Capital Partners LLC was issued 750 shares of our Series F preferred stock as consideration for acting as an advisor to us and participating in the negotiation of the transaction between Eurotech and us. We also issued a secured promissory note to MacNab LLC for $150,000; the monies to be used in connection with the technologies we licensed from Eurotech. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

            In connection with our execution of the license agreement with Eurotech, on September 30, 2003, the holders of our Series F preferred stock surrendered for cancellation their shares of preferred stock in exchange for 13,500 shares of our Series H preferred stock. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

            On June 1, 2004, the Brittany Capital Management Limited exchanged 4,90,500 shares of its common stock for 490.5 shares of our Series I preferred stock. The issuance of these securities was exempt from registration under
Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

            At various times during the past three years, we issued convertible promissory notes on the following dates to the following people. The issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as sales not involving public offerings.

            Party                                   Date              Amount
            --------------------------------        ------------      --------
            Brittany Capital Management Ltd.        June 1, 2004      $75,000
            McNab LL                                July 1, 2004      $542,950

ITEM 27.    EXHIBITS.

                                                                                                   INCORPORATED BY REFERENCE
                                                                              FILED         ----------------------------------------
EXHIBIT                                                                     WITH THIS                                        EXHIBIT
  NO.                   DESCRIPTION                                         FORM SB-2       FORM        FILING DATE            NO.
  ---                   -----------                                         ---------       ----        -----------            ---
  3.1     Certificate of Amendment of Amended and Restated                                   8-K        June 15, 2004          3.1
          Certificate of Incorporation
  3.2     Amended and Restated Certificate of Incorporation                                  S-1      September 18, 1996       3.1
  3.3     Amended and Restated By-Laws                                                       S-1      September 18, 1996       3.2
  3.4     Certificate of Designation, Rights, Preferences,                                  S-1/A      January 29, 1998        3.3
          Qualifications, Limitations and Restrictions of Series A
          Convertible Preferred Stock
  3.5     Certificate of Amendment of Certificate of Designations,                           8-K        June 15, 2004          3.2
          Preferences and Rights of Series B Convertible Preferred
          Stock
  3.6     Certificate of Designations, Preferences and Rights of                            10-K        March 31, 1999        10.49
          Series B Convertible Preferred Stock
  3.7     Certificate of Amendment of Certificate of Designations,                           8-K        June 15, 2004          3.4
          Preferences and Rights of Series C Convertible Preferred
          Stock
  3.8     Certificate of Designations, Preferences and Rights of                             S-1         May 10, 1999          3.5
          Series C Convertible Preferred Stock
  3.9     Certificate of Amendment of Certificate of Designations,                           S-1         May 10, 1999          3.6
          Preferences and Rights of Series D Convertible Preferred
          Stock
 3.10     Amended Certificate of Designations, Preferences and Rights                        S-3         June 1, 2000          3.7
          of Series E Convertible Preferred Stock
 3.11     Certificate of Designations, Preferences and Rights of                            10-K        April 15, 2003         3.8
          Series F Convertible Preferred Stock
 3.12     Certificate of Designations, Preferences and Rights of                            10-K        April 15, 2003         3.9
          Series G Convertible Preferred Stock
 3.13     Certificate of Designations, Preferences and Rights of                            10-Q       October 29, 2003        3.1
          Series H Convertible Preferred Stock
 3.14     Certificate of Designations, Preferences and Rights of               X
          Series I Convertible Preferred Stock

                                                                                                   INCORPORATED BY REFERENCE
                                                                              FILED         ----------------------------------------
EXHIBIT                                                                     WITH THIS                                        EXHIBIT
  NO.                   DESCRIPTION                                         FORM SB-2       FORM        FILING DATE            NO.
  ---                   -----------                                         ---------       ----        -----------            ---
  4.1     Specimen stock certificate                                                         S-1       November 1, 1996        4.2
  5.1     Opinion of Foley Hoag LLP                                            X
 10.1     Private Equity Credit Agreement dated September 30, 2003                          10-Q       October 29, 2003       10.1
          with Brittany Capital Management LLC
 10.2     Registration Rights Agreement dated September 30, 2003 with                       10-Q      September 30, 2003      10.2
          Brittany Capital Management LLC
 23.1     Consent of Foley Hoag LLP (included in Exhibit 5.1)
 23.2     Consent of Sherb & Co., LLP                                          X
 24.1     Power of Attorney (contained on the signature page of this           X
          registration statement)

ITEM 28.    UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes to:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                        (i) Include any prospectus required by section 10(a)(3)
            of the Securities Act;

                        (ii) Reflect in the prospectus any facts or events
            which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) Include any additional or changed material
            information on the plan of distribution.

            (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

            In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Ridgefield State of Connecticut on September 15, 2004.


                                     GLOBAL MATRECHS, inc.


                                     By: /s/ Michael Sheppard
                                         -----------------------------------
                                         Michael Sheppard
                                         President, Chief Operating Officer,
                                         Chief Financial Officer, Chairman of
                                         the Board



                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael Sheppard and Randy Graves, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, which they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

            In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

      SIGNATURE                       TITLE                          DATE
--------------------------------------------------------------------------------

/s/ Michael Sheppard    President, Chief Operating Officer,   September 15, 2004
--------------------    Chief Financial Officer and
Michael Sheppard        Chairman of the Board of Directors

/s/ Randy Graves        Director, Vice President              September 15, 2004
--------------------
Randy Graves

/s/ Mark Allen          Director, Secretary                   September 15, 2004
--------------------
Mark Allen